As filed with the Securities and Exchange Commission on April 15, 2009
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BioMimetic Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	62-1786244 (I.R.S. Employer Identification No.)
389 Nichol Mill Lane
Franklin, Tennessee 37067
(615) 844-1280
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Samuel E. Lynch, D.M.D., D.M.Sc.
Chief Executive Officer
BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, Tennessee 37067
(615) 844-1280
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Anna T. Pinedo, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
(212) 468-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate		Amount of
to be Registered	Registered	per Share	Offering Price		Registration Fee
Common Stock, par value $0.001 per share	2,000,000	$8.50	$17,000,000	(1)	$948.60
Rights to purchase Common Stock(2)	(3)	(3)	(3)		(3)

(1)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.

(2)	Evidencing the rights to subscribe for shares of common stock, par value $0.001 per share.

(3)	The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement filed with the securities and exchange commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 15, 2009

PROSPECTUS

Common Stock
Subscription Rights to Purchase up to
2,000,000 Shares of Common Stock at $8.50 per Share

We are distributing, at no charge, to holders of our common stock, other than participants in the BioMimetic 401k Plan, non-transferable subscription rights to purchase up to 2,000,000 shares of our common stock. We refer to this offering as the “rights offering.” In this rights offering, you will receive one subscription right for every one share of common stock owned at 5:00 p.m., New York time, on April 21, 2009, the record date.

Each subscription right will entitle you to purchase           shares of our common stock at a subscription price of $8.50 per share, which we refer to as the basic subscription privilege. If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privilege, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same price of $8.50 per share, subject to proration and subject, further, to reduction by us in certain circumstances. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York time, on June 15, 2009, unless we extend the rights offering period. However, our board of directors reserves the right to cancel the rights offering at any time, for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly.

We have separately entered into a standby purchase agreement with Novo A/S, or Novo, an existing stockholder, pursuant to which Novo has agreed to acquire from us, at the same subscription price offered to stockholders, any shares of common stock that are not subscribed for by our stockholders pursuant to the basic subscription privilege or over-subscription privilege, subject to certain conditions. The maximum commitment accepted by Novo is $15.0 million. As of April 13, 2009, Novo beneficially owned approximately 17.2% of our outstanding common stock. Novo’s participation in the rights offering as a standby purchaser is subject to the prior approval of 66 2/3% of the holders of our outstanding shares of common stock not including Novo and its affiliates. Separately, we are soliciting the vote of our stockholders. In the absence of stockholder approval, Novo will participate in the rights offering only up to its pro rata amount.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. The subscription rights may not be sold or transferred. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

This is not an underwritten offering. The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on The NASDAQ Global Market under the symbol “BMTI.” On the record date of April 21, 2009, the closing sale price of our common stock was $      per share. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights. The shares of common stock issued in the rights offering will also be listed on The NASDAQ Global Market under the same symbol.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 15 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2009

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to BioMimetic Therapeutics, Inc.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations and forecasts about future events.

Forward-looking statements include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

These forward-looking statements include, among other things, statements about:

•	the expected timing for the completion of the transactions described herein;

•	the expected effect of the transactions described herein on our company;

•	success, advancement and timing of clinical trials and studies and eventual regulatory approval of our product candidates or other new product introductions;

•	market acceptance of and demand for our product candidates;

•	regulatory actions that could adversely affect the price of or demand for our approved products;

•	our intellectual property portfolio and licensing strategy;

•	our marketing and manufacturing capacity and strategy;

•	estimates regarding our capital requirements, and anticipated timing of the need for additional funds;

•	product liability claims;

•	economic conditions that could adversely affect the level of demand for our product candidates;

•	financial markets;

•	the competitive environment; and

•	the current economic downturn.

Any or all of our forward-looking statements may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Forward-looking statements may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances contained in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

In addition, our past results are not necessarily indicative of our future results. We discuss these and other uncertainties in the “Risk Factors” section of this prospectus beginning on page 15 and in our Annual Report on Form 10-K for the year ended December 31, 2008, as well as in any future filings we may make that may be incorporated by reference herein. For information on the documents we are incorporating by reference and how to obtain a copy, please see “Where You Can Find More Information” in this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

iii

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock, and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, other than participants in the BioMimetic 401k Plan, non-transferable subscription rights to purchase our shares of common stock. You will receive one subscription right for each share of common stock you own as of 5:00 p.m., New York time, on April 21, 2009, the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege. The subscription rights will be evidenced by rights certificates.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives eligible stockholders the opportunity to purchase      shares of our common stock at a subscription price of $8.50 per share. For example, if you own 100 shares of our common stock as of 5:00 p.m., New York time, on the record date, you would receive subscription rights and would have the right to purchase           shares of common stock (rounded down) for $8.50 per share (or a total payment of $     ) with your basic subscription privilege. You may exercise the basic subscription privilege with respect to any number of shares subject to your subscription rights, or you may choose not to exercise any subscription rights at all.

If you hold shares evidenced by one or more BioMimetic Therapeutics, Inc. share certificates, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue to you one subscription right in the nominee name for each share of common stock you own at the record date. The basic subscription privilege of each subscription right can then be used to purchase shares of common stock for $8.50 per share. See “— What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominees?”

Fractional shares of common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

What is the over-subscription privilege?

If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase any portion of our shares of common stock that are not purchased by our other stockholders through the exercise of their respective basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available for sale in the rights offering, we will allocate the available shares of common stock pro rata among each stockholder exercising the over-subscription privilege in proportion to the number of shares of common stock owned by such stockholder on the record date, relative to the number of shares owned on the record date by all stockholders exercising the over-subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of our common stock available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you). See “The Rights Offering — Over-Subscription Privilege.”

Fractional common shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your basic subscription privilege in full, the relative percentage of our shares of common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege. See “— How many shares of common stock will be outstanding after the rights offering?”

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

No. However, participants in the BioMimetic 401k Plan may not participate in the rights offering with respect to the shares of our common stock held through such plan.

What is the role of the standby purchaser in this rights offering?

In connection with the rights offering, we have separately entered into a standby purchase agreement with Novo, an existing stockholder, pursuant to which Novo has agreed to acquire from us, at the same subscription price offered to stockholders, any shares of common stock that are not subscribed for by our stockholders pursuant to the exercise of basic subscription privileges and over-subscription privileges. Novo will purchase no more than $15.0 million in the aggregate. By providing us with this commitment, we will be certain to raise at least $15.0 million from the offering, subject to the closing of the standby purchase.

Novo’s participation in the rights offering as a standby purchaser is subject to the prior approval of 66 2/3% of the holders of our outstanding common stock, not including Novo and its affiliates. In addition, depending on the amount of shares that are issued to Novo in connection with the rights offering, we may need the consent of the holders of a majority of our outstanding shares of common stock to issue the shares to Novo to comply with certain rules of the Nasdaq Stock Market Inc. Separately, we are soliciting the vote of our stockholders. In the absence of stockholder approval, Novo will participate in the rights offering only up to its pro rata amount.

Are there any conditions to the standby commitment?

The standby purchase is subject to a number of conditions, including approval of our issuance of shares to the standby purchaser by 66 2/3% of the Company’s voting stock not owned by an interested stockholder in compliance with Section 203 of the Delaware General Corporation Law. In addition, according to the interpretive materials of the Nasdaq, the Nasdaq presumes that if a stockholder of a company acquires more than 20% of the common stock or voting power of a company, then, absent other factors, such as a larger controlling stockholder, such transaction is a change of control requiring prior stockholder approval. Therefore, depending on the amount of shares that are issued to Novo in connection with the rights offering, we may need the consent of the holders of a majority of our outstanding shares of common stock to issue the shares to Novo in a manner that is compliant with the rules of the Nasdaq.

Is the standby purchaser receiving any compensation for its standby commitment?

No. The standby purchaser is not receiving compensation for its standby commitment. We agreed to reimburse the standby purchaser for all of the attorney’s fees it incurred and will incur in connection with the standby purchase agreement and the standby purchase, subject to a maximum of $20,000.

What agreements do we have with the standby purchaser?

The standby purchaser executed a standby purchase agreement. Any purchase of our common stock made by the standby purchaser in the rights offering will be made for investment purposes and not with a view toward resale. However, under the terms of the standby purchase agreement, we have agreed to provide customary registration rights to the standby purchaser with respect to the shares purchased in the rights offering.

How many shares will the standby purchaser own after the rights offering?

As of April 13, 2009, Novo owned approximately 17.2% of our outstanding common stock. The number of shares that will be purchased by Novo in connection with the rights offering can only be determined upon the completion of the offering. If shares of common stock are not subscribed for and if Novo purchases up to its maximum total commitment of $15.0 million pursuant to its obligations as set forth in the standby purchase agreement, Novo’s ownership will be approximately 24.0% of our outstanding common stock after the rights offering.

Has any stockholder indicated that it will exercise its rights?

Other than the standby purchaser, we have no indication from any stockholder regarding its intention with respect to the rights offering.

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise their subscription rights risk investment loss on their investment. We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Why are we conducting the rights offering?

We are conducting the rights offering to raise capital for general corporate purposes, including to fund additional product development and potential commercialization activities. A rights offering provides the eligible stockholders the opportunity to participate in a capital raise on a pro rata basis and minimizes the dilution of their ownership interest in our company. Assuming all the shares of common stock offered are sold and our stockholders approve Novo’s participation in the rights offering, we expect that the gross proceeds from the rights offering will be approximately $17.0 million.

How was the subscription price of $8.50 per share determined?

Our board of directors determined the subscription price after considering, among other things, the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, our need for liquidity and capital, negotiations with the standby purchaser and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. The subscription price of $8.50 per share is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock offered in the rights offering.

How soon must I act to exercise my rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is June 15, 2009, at 5:00 p.m., New York time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m. New York time, on June 15, 2009 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., New York time on June 15, 2009 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

May I transfer my rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the NASDAQ Global Exchange, any other stock exchange or market, or on the OTC Bulletin Board. Rights certificates may only be completed by the stockholder who receives the certificate.

Are we requiring a minimum subscription to complete the rights offering?

There is no minimum subscription requirement in the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if our board of directors believes that there is insufficient participation by our stockholders.

Can the board of directors cancel, terminate, amend, or extend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We and Novo have the right to terminate the standby purchase agreement if the rights offering does not close by June 30, 2009. Our board of directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. Our board of directors reserves the right to amend or modify the terms of the rights offering at any time, for any reason.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights.

What will happen if I choose not to exercise my subscription rights?

Stockholders who do not exercise their subscription rights will lose any value that may be represented by the rights. If you do not exercise any subscription rights, the number of our shares of common stock you own will not change. Due to the fact that shares may be purchased by other stockholders and the standby purchaser pursuant to its obligation under the standby purchase agreement, your percentage ownership of our company will be diluted after the completion of the rights offering, unless you exercise your basic subscription privilege. See “— How many shares of common stock will be outstanding after the rights offering?”

How do I exercise my subscription rights if I own shares in certificate form?

If you hold shares evidenced by one or more BioMimetic Therapeutics, Inc. share certificates and you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent; and

•	deliver your properly completed and signed rights certificate, and any other subscription documents, to the subscription agent.

Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to BioMimetic Therapeutics, Inc. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., New York time, on June 15, 2009. We are not responsible for subscription materials sent directly to our offices.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

What form of payment is required to purchase our shares of common stock in the rights offering?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent in connection with the rights offering must be made in full, in United States currency, in immediately available funds, by:

•	certified bank check or bank draft payable to American Stock Transfer & Trust Company, as subscription agent, f/b/o BioMimetic Therapeutics, Inc., drawn upon a United States bank;

•	postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, as subscription agent, f/b/o BioMimetic Therapeutics, Inc.; or

•	wire transfer of immediately available funds to the account maintained by the subscription agent.

You may not remit personal checks of any type.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a rights certificate. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. However, if you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m. New York time on June 15, 2009, which we established as the expiration date of the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the BioMimetic 401k Plan?

Participants in the BioMimetic 401k Plan may not participate in the rights offering with respect to the shares of our common stock held through such plan.

When will I receive my new shares?

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the shares of our common stock acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $8.50 per share.

How many shares of common stock will be outstanding after the rights offering?

As of April 13, 2009, 19,685,416 of our shares of common stock were issued and outstanding. Assuming no other transactions by us involving shares of our common stock, and no options for shares of our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional 2,000,000 of our shares of common stock will be issued and outstanding after the closing of the rights offering, for a total of 21,685,416 shares of common stock outstanding. As a result of the rights offering, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

Will the rights be listed on a stock exchange or national market?

The rights themselves will not be listed on the NASDAQ Global Market or any other stock exchange or national market or on the OTC Bulletin Board®. Our common stock will continue to trade on the NASDAQ Global Market under the symbol “BMTI,” and we expect that the shares issued in connection with the rights offering will be eligible for trading on the NASDAQ Global Market.

How do I exercise my rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow other procedures described in “The Rights Offering — Foreign Stockholders.”

What fees or charges apply if I purchase the shares of common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material United States federal income tax consequences of exercising my subscription rights?

For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see “Material United States Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If you received a rights certificate with this prospectus and wish to purchase shares during the rights offering, you should send your properly completed and signed rights certificate, any other subscription documents and payment by hand delivery, first class mail or courier service to the subscription agent at:

If Delivering by Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, New York 10038	By Overnight Courier or By Mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York time, on June 15, 2009. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have any questions about the rights offering or wish to request another copy of a document, please contact The Altman Group, the information agent for the rights offering, at (866)-796-7176. Stockholders will receive a separate proxy statement relating to the stockholder vote.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 15 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

BioMimetic Therapeutics, Inc.

BioMimetic Therapeutics, Inc. develops and commercializes innovative products to help stimulate the body’s natural tissue regenerative process. We believe our protein therapeutic-device combination products have the potential to significantly improve the treatment of musculoskeletal injuries and conditions affecting bones, tendons, ligaments and cartilage. Our platform regenerative technology, which incorporates a potent version of one of the body’s natural key stimulators of tissue repair, may offer physicians advanced biological solutions to actively stimulate tissue healing and regeneration.

We have already demonstrated that this technology is safe and effective in stimulating bone and periodontal regeneration in the jaws with the U.S. and Canadian regulatory approvals of our first product, GEM 21S® Growth-factor Enhanced Matrix. With the divestiture of GEM 21S in January 2008, we are now focused on developing this technology to stimulate tissue healing in orthopedic applications (such as certain types of bone fractures or fusions of the bones in the foot and ankle to eliminate chronic pain from trauma or arthritis), and potentially spine and sports injury applications. Our current product candidates use the same key stimulator as GEM 21S, and are designed to target a broad range of clinical indications in bone, ligament, tendon and cartilage repair.

We currently have seven orthopedic clinical studies that are completed or are under way which seek to demonstrate the safety, clinical utility and/or efficacy of our product candidates in the pipeline, including our lead orthopedic product candidate Augmenttm Bone Graft (“Augment”), formerly GEM OS1 bone graft, in treating bone defects and injuries. In addition, we have pre-clinical programs focused on the development of treatments for bone defects in the spine and various sports injury applications, including those requiring ligament, tendon and cartilage repair.

We have reported the results of a number of these studies, and those studies suggest that our platform technology may be effective in our target applications. If successful, we expect these clinical studies should lead to regulatory approval of our regenerative product candidates in the United States, Canada and Europe. If approved by the appropriate regulatory authorities, we believe that our product candidates will offer new, effective and less invasive treatment options in orthopedics, spine and sports related injuries to improve the quality of life for millions of patients suffering injuries or deterioration of bones, ligaments, tendons and cartilage.

According to the National Bureau of Economic Research, the U.S. economy has been in a recession since December 2007. This economic downturn and the ensuing instability of markets have impacted us by making it difficult to resolve the liquidity issues on our auction rate securities (“ARS”) investments. Since the collapse of the ARS market in February 2008, we had been unable to liquidate the $60.0 million par value in ARS investments that we held as of December 31, 2008. We were, however, able to liquidate two auction rate securities that were redeemed by the issuer on April 9, 2009 for their full $6.0 million par value. Accordingly, we currently hold ARS instruments with $42.3 million fair market value at December 31, 2008.

Furthermore, our general business strategy may be further adversely affected if the current economic conditions deteriorate further, or do not improve. For example, the economy may impact the demand for elective medical procedures that we are targeting with our product candidates, or may impact the pricing that we may set for our products. However, since our anticipated product launch in the U.S. for our lead product candidate remains over a year away, the impact of the current recession on commercial markets for that product remains uncertain.

We have responded to the current economic crisis by investing our cash and cash equivalents and our short-term investments conservatively, securing a short-term credit facility to provide some liquidity for our ARS investments, and initiating cost reduction measures such as scaling back growth in staff to conserve cash and manage expenses. In addition, to the extent possible given contractual commitments, in order to postpone major expenses, the developer has revised the construction schedule related to a new manufacturing facility that is being built in the same complex as our headquarters in Franklin, Tennessee, which we have leased. We expect to move certain of our manufacturing operations to the new facility once construction is completed. Also, we have filed an arbitration claim against Deutsche Bank Securities, Inc. (“DBSI”) seeking to force them to repurchase the illiquid ARS investments that they purchased on our behalf in managing our discretionary cash management account.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 389 Nichol Mill Lane, Franklin, Tennessee 37067, and our telephone number is (615) 844-1280. Our website is www.biomimetics.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

Recent Developments

Sale of Shares of Common Stock to InterWest Partners

On April 7, 2009, an affiliate of InterWest Partners, one of our stockholders, purchased 941,177 shares of our common stock for an aggregate purchase price of approximately $8,000,000, or $8.50 per share, the subscription price. The closing price of our common stock on April 7, 2009 was $7.64 per share. InterWest is an affiliate of our company. Accordingly, we agreed to register the shares purchased by InterWest for resale under the Securities Act. Please see the Current Report on Form 8-K we filed on April 7, 2009 for more details regarding this transaction.

Clinical Trial Updates — Augmenttm Bone Graft

North American Augment Pivotal Study — Foot and Ankle Fusions — On December 31, 2008, enrollment in the North American Augment pivotal clinical trial was closed with a total of 436 patients enrolled. This clinical trial seeks to evaluate the safety and effectiveness of Augment to stimulate bone healing in foot and ankle fusions, and is a randomized, controlled, non-inferiority study comparing Augment to autograft, the current gold standard for bone grafting in this type of surgery. The trial was designed to enroll 396 patients; however, enrollment continued through December 31, 2008 to accommodate those additional patients who had already consented into the study and scheduled for surgery.

We plan to file a modular pre-market approval (“PMA”) application for Augment beginning in the spring of 2009. A modular submission breaks the PMA document into three sections or “modules” filed at different times that together become a complete application. The modular approach allows the applicant to potentially resolve any concerns noted by FDA earlier in the review process than would occur with a traditional PMA application, and may ultimately shorten the review and approval timeline. The pre-clinical section of the modular PMA will be submitted immediately following the FDA’s official approval of our modular filing plan, which we anticipate will occur within the next few weeks. The quality and manufacturing section is on schedule to be filed in the spring of 2009 allowing time for the FDA to review this data in advance of the clinical data. We expect to file the clinical data with the FDA in the fourth quarter of 2009 as the last element of our modular PMA application.

EU Augment Trial — Foot and Ankle Fusions — In November 2008, we completed enrollment in the EU clinical study with Augment for the treatment of foot and ankle fusions with a total enrollment of 108 patients. This study is an open label trial and was designed to enroll up to 125 patients. The assumption when designing the study was that among a population of foot and ankle fusion patients, we would likely enroll 75 (60%) hindfoot/ankle fusion patients (the North American indication) and 50 (40%) midfoot fusion patients. However, when we reached 108 patients, we had exceeded the hindfoot/ankle target of 75 patients, and decided to cease enrollment. All other aspects of the original study protocol will continue unchanged. We expect that the data from the study will be released in the first quarter of 2010 and will support EU and other filings on Augment.

Canadian Augment Pilot and Registration Trial — Foot and Ankle Fusions — In the second quarter of 2008, we filed a Device License Application (“DLA”) with Health Canada. The DLA submission, which has been accepted for review, is required in Canada for approval of the commercialization of Augment as a medical device for use in the treatment of foot and ankle fusions. We anticipate a decision on the DLA in the third quarter of 2009.

Clinical Trial Updates — Augmenttm Injectable Bone Graft

Canadian Augment Injectable Pilot Trial — Foot and Ankle Fusions — This trial is a Canadian study investigating the use of Augmenttm Injectable Bone Graft (“Augment Injectable”) in patients being treated for foot and ankle fusions. The trial is an open-label study with seven of the 10 patients considered to be high risk for poor healing as a result of co-morbidities. The results of the study demonstrated that all 10 patients achieved complete clinical success by six months after surgery. In addition, analysis of CT scans at three to four months after surgery showed that 90 percent of the patients had achieved radiographic fusion. Consistent with our previous studies, there were no Serious Adverse Events (“SAE”) related to the device. Based on these results, we are considering the initiation of a larger pivotal clinical trial of Augment Injectable for foot and ankle fusions in North America, if we can design such a trial in a manner that would allow the trial to benefit from certain efficiencies related to our Augment Bone Graft pivotal trial which is currently on-going.

EU Augment Injectable Pilot Trial — Distal Radius Fractures — This trial is a Swedish study investigating the use of Augment Injectable in patients being treated for fractures of the distal radius (wrist). A total of 21 patients have been enrolled in the study, consisting of 11 patients treated with Augment Injectable combined with external fixation and 10 patients treated with external fixation alone. Enrollment in the study was completed in December 2007. The results of data analysis shows patients treated with Augment Injectable demonstrated earlier bone formation at three and six weeks as measured by CT scans. The six month evaluation of “complete bone fill,” defined as more than 75 percent fill of the fracture gap, was 100 percent for Augment Injectable patients, as compared to 82 percent for the patients treated with external fixation alone. The product candidate was demonstrated to be safe, with no reported adverse events related to the study devices.

European Medicines Agency Filing Update — GEM 21S Bone Graft

We previously announced that the Marketing Authorization Application (“MAA”) for GEM 21S was validated and was under review by the European Medicines Agency (“EMEA”). We have received a preliminary report from the EMEA wherein they raise a number of issues that we must address before the MAA will be approved. In the report, the EMEA questions the sufficiency of the data that we submitted to establish efficacy of GEM 21S, and in particular, questions the sufficiency of our six month 180 patient pivotal study to prove efficacy of a medicinal product. In addition, the EMEA raised questions regarding the specifications for the PDGF drug substance. Approval of the MAA submission is required for distribution and commercialization of GEM 21S as a medicinal combination product in the European Union (“EU”). Upon the approval of GEM 21S in the EU, a $10.0 million milestone payment to us from Luitpold Pharmaceuticals, Inc. (“Luitpold”), a U.S. subsidiary of Daiichi Sankyo Co., Ltd, who owns and markets GEM 21S through its Osteohealth Company, is triggered. Based on the issues raised in the EMEA’s preliminary report, the timing of our receipt of the $10.0 million milestone payment is uncertain, and therefore our financial guidance for 2009 excludes this payment.

FDA Panel Meeting on Stryker Biotech’s OP-1

The FDA’s Orthopaedic and Rehabilitation Devices Panel (the “Panel”) met on March 31, 2009 to provide advice and a recommendation on the approvability of the Premarket Approval (PMA) application submitted by Stryker Biotech (“Stryker”) for OP-1 Putty (“OP-1”). OP-1 is a combination product that includes a recombinant bone morphogenic protein (BMP-7), and is indicated for certain spinal fusion procedures. OP-1 and our Augment product are two of only three biopharmaceutical drug device combination products that have advanced to pivotal clinical trials or have been commercialized for orthopedic uses, to our knowledge. At the conclusion of the meeting, the Panel voted (6-1-0) to recommend that the PMA application for OP-1 Putty be found “Not Approvable.” The Panel was concerned about the changes in the study protocol, not convinced that the study results based on presence of bone instead of bridging bone demonstrated effectiveness, and had outstanding concerns relating to the immunogenicity of the product.

On April 3, 2009, we participated in a conference call hosted by Wedbush Morgan Securities to discuss the implications of the Panel’s decision on our Augment development program. During the call, we made the following distinctions between Augment and OP-1:

•	Augment is composed of an entirely different protein therapeutic, is made with an entirely different process and is formulated in an entirely different manner than OP-1.

•	Regarding the safety issues raised by the Panel with respect to OP-1:

We do not use gamma sterilization for our platelet derived growth factor (“PDGF”) products, including Augment. OP-1 is sterilized by gamma sterilization which is a potential to cause of a number of changes to the subject protein, BMP-7, including aggregation or sticking together of multiple proteins, as well as truncation or degradation of proteins.

Antibodies formed in approximately 94% of the patients that received OP-1, and in about 25% of the cases, the antibodies were neutralizing, meaning that they have the potential to inhibit the activity of not only the BMP-7 protein in the product, but also potentially the BMP-7 naturally found in the body of the subject patient. According to our U.S. pilot and Canadian registration studies, approximately 74 patients (approximately 12% of the patients in the trial) showed non-neutralizing antibodies, and no patients (0%) showed neutralizing antibodies.

Patients in our studies have not experienced any serious device related adverse event in any Augment clinical trial or in the 180 patient GEM 21S periodontal randomized controlled pivotal clinical trial, and we are not aware of any serious device related adverse event from the commercial use of GEM 21S, which has been used in over 75,000 patients.

•	Regarding the efficacy issues raised by the Panel with respect to OP-1:

Stryker encountered problems with the use of plain film radiographs, and suggested that the radiographs were not sensitive enough to accurately assess bone healing. Stryker then switched to CT scans, which produced better data quality. The Panel agreed that the use of CT scans was a more accurate and sensitive way to assess bone healing, but was troubled by Stryker’s switch to CT scans in the middle of the course of the trial. The initial protocol for our pivotal Augment trial requires the use of CT scans to measure bone healing, and we have never changed that method.

Stryker switched its definition of radiologic fusion during the study from the presence of bridging bone to the presence of any bone. The presence of bridging bone has been part of the primary endpoint of our Augment pivotal trial since the trial was first commenced, which is consistent with the recommendation by the FDA and the Panel during the OP-1 meeting.

Stryker’s study included a complicated primary endpoint that was a composite of several different assessments. In addition, Stryker changed its primary endpoint several times throughout the course of its pivotal trial. The endpoint for our Augment pivotal trial has never changed and is very straightforward, which is the percent of patients fused as assessed by CT scans at six months after treatment. Our protocol defines fusion as 50% or greater fill of the bone gap bridge with new bone.

The FDA and the Panel appeared concerned whether the patient population in the Stryker study had severe enough disease to show demonstrable improvement in certain of the outcome assessments that utilized in the study. As in all clinical trials, our Augment pivotal trial included a predefined, specific set of entry criteria that patients must have met in order to be eligible to enroll in the study, and we believe that the criteria were broad enough to allow the enrollment of patients that were considered to be at risk for poor bone healing, such as diabetics, smokers, and obese patients.

Patent Updates

In January 2009, we announced the United States Patent Office issued to us U.S. Patent No. 7,473,678 entitled “Platelet-Derived Growth Factor Compositions and Methods of Use Thereof.” The claims within this patent cover compositions of PDGF combined with matrix materials having defined characteristics. The claims cover our regenerative protein therapeutic-device combination products candidates Augment and Augment Injectable. This patent shall remain in force until at least June 2025, during which time it will prohibit the marketing by potential competitors of similar or generic versions of Augment, Augment Injectable, GEM 21S and potentially other PDGF products we have in development.

SUMMARY

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you own as of 5:00 p.m., New York time, on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of such shares.

Basic subscription privilege	The basic subscription privilege of each subscription right will entitle you to purchase of our shares of common stock at a subscription price of $8.50 per share.

Subscription price	$8.50 per share. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering.

Over-subscription privilege	If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for shares of our common stock that are not purchased by our stockholders through the exercise of their basic subscription privileges. You may subscribe for shares of our common stock pursuant to your over-subscription privilege, subject to proration of available shares.

Limitation on the basic subscription privilege and over-subscription privilege	Those who hold our shares of common stock through the BioMimetic 401k Plan will not have the opportunity to participate in the basic subscription privilege or over-subscription privilege in respect of those shares.

Record date	5:00 p.m., New York time, on April 21, 2009.

Expiration date	5:00 p.m., New York time, on June 15, 2009.

Use of proceeds	Although the actual amount will depend on participation in the rights offer, we expect the gross proceeds from the rights offering and the transactions contemplated by the standby purchase agreement to be approximately $17.0 million. We intend to use the proceeds of the rights offering for general corporate purposes, including to fund additional product development and potential commercialization activities.

Non-transferability of rights	The subscription rights may not be sold, transferred, or assigned and will not be listed for trading on the NASDAQ Global Market or on any stock exchange or market or on the OTC Bulletin Board.

Standby Purchase Agreement	In connection with the rights offering, we have separately entered into a standby purchase agreement with Novo pursuant to which Novo has agreed to acquire from us, at the same subscription price offered to stockholders, any shares of common stock that are not subscribed for by our stockholders pursuant to the exercise of basic subscription or over-subscription privileges, subject to a maximum total commitment of $15.0 million, including any shares purchased by Novo in the rights offering pursuant to its Basic Subscription Privilege. Novo’s commitment is subject to certain conditions that must be satisfied prior to completion of the rights offering. See “The Rights Offering — Standby Commitments” and “Plan of Distribution” for further information about the Standby Purchase Agreement.

No Board Recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No revocation	Any exercise of subscription rights is irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a subscription price of $8.50 per share.

Material United States federal income tax considerations	For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your own tax advisor as to your particular tax consequences resulting from the rights offering.

Extension, cancellation, and amendment	We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We and Novo have the right to terminate the standby purchase agreement if the rights offering has not closed by June 30, 2009. Our board of directors may cancel the rights offering at any time for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. We also reserve the right to amend or modify the terms of the rights offering.

Procedure for exercising rights	To exercise your subscription rights, you must take the following steps:

• If you are a registered holder of our shares of common stock, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., New York time,

on June 15, 2009. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

• If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee or to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., New York time, on June 15, 2009.

Subscription agent	American Stock Transfer & Trust Company

Information agent	The Altman Group

Shares outstanding before the rights offering	19,685,416 shares as of April 13, 2009.

Shares outstanding after completion of the rights offering	Assuming no outstanding options for our common shares are exercised prior to the expiration of the rights offering and the full $17.0 million is subscribed for, we expect 21,685,416 shares of common stock will be outstanding immediately after completion of the rights offering.

Fees and expenses	We will pay the fees and expenses relating to the rights offering.

NASDAQ Global Market trading symbol	Shares of our common stock are currently listed on the NASDAQ Global Market under the symbol “BMTI,” and we expect that the shares to be issued in connection with the rights offering will be eligible for trading on the NASDAQ Global Market.

Before purchasing the securities being offered, you should carefully consider the “Risk Factors” beginning on page 15.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934, as amended, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Forward-Looking Statements.”

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock is subject to wide fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases, and our competitors’ and customers’ earnings releases, announcements of technological innovations and regulatory actions that affect our products, customers, competitors, or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, the number of shares of our common stock outstanding, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock.

When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights.

To the extent that you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after the rights offering will be diluted.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away, or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

Our board of directors determined the subscription price considering the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, our need for capital and liquidity, negotiations with the standby purchaser and the desire to provide and opportunity for our stockholders to participate in the rights offering on a pro rata basis. The subscription price is $8.50 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. We cannot assure that, following the exercise of your rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until the shares are delivered to you, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased pursuant to the basic subscription privilege will be delivered promptly after expiration of the rights offering; certificates representing shares of our common stock purchased pursuant to the over-subscription privilege will be delivered promptly after expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

Our common stock is traded on the NASDAQ Global Market under the symbol “BMTI,” and the last reported sales price of our common stock on the NASDAQ Global Market on the record date of April 21, 2009, was $      per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before June 15, 2009, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

We may use the proceeds of this rights offering in ways with which you may disagree.

We intend to use the net proceeds of this offering to raise capital for general corporate purposes, including to fund additional product development and potential commercialization activities. Accordingly, we will have significant discretion in the use of the net proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offer, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. See “Use of Proceeds.”

We may cancel the rights offering at any time, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

The standby purchase commitment is subject to a number of conditions.

The standby purchase is subject to a number of conditions that must be satisfied prior to the standby purchaser purchasing any shares in connection with the rights offering, if at all. Without giving effect to the rights offering, the standby purchaser beneficially owns 17.2% of our outstanding common stock. Under Section 203 of the Delaware General Corporation Law, we are required to have the consent of 66 2/3% of the outstanding voting stock other than Novo and its affiliates, which consent must be delivered at an annual or special meeting, to be able to issue additional shares of our common stock to Novo. In addition, according to the interpretive materials of the Nasdaq, the Nasdaq presumes that if a stockholder of a company acquires more than 20% of the common stock or voting power of a company, then, absent other factors, such as a larger controlling stockholder, such transaction is a change of control requiring prior stockholder approval. Therefore, depending on the amount of shares that are issued to Novo in connection with the rights offering, we may need the consent of the holders of a majority of our outstanding shares of common stock to issue the shares to Novo in a manner that is compliant with the rules of the Nasdaq Stock Market Inc. Accordingly, it is a condition of the standby purchase that we solicit and receive the consent of the holders of 66 2/3% of the outstanding shares of common stock held by our stockholders other than the standby purchaser and its affiliates. If we do not receive the appropriate consent of our stockholders, Novo will be able to participate in the rights offering only up to its pro rata amount. The absence of Novo’s participation in the rights offering as the standby purchaser may have a material adverse effect on the success of the offering. For further information on the standby commitment, see “The Rights Offer — Standby Commitment” and “Plan of Distribution.”

The rights offering does not have a minimum amount of proceeds, and the standby purchase commitment is subject to conditions, which means that if you exercise your rights, you may acquire additional shares of our common stock when we require additional capital.

There is no minimum amount of proceeds required to complete the rights offering, and the standby purchase commitment is subject to certain conditions. In addition, an exercise of your subscription rights is irrevocable. Therefore, if you exercise the basic subscription privilege or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offer or we do not satisfy all the conditions for the standby purchase commitments and the rights offer is not fully subscribed, you may be investing in a company that continues to require additional capital. See “— The standby purchase commitment is subject to a number of conditions.” For further information on the standby commitment, see “The Rights Offer — Standby Commitment.”

Risks Relating to the Ownership of Our Common Stock

We expect that the price of our common stock will be highly volatile.

Prior to our initial public offering (“IPO”) in May 2006, there was no public market for our common stock. An active and liquid trading market for our common stock may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. Moreover, we cannot assure you that any securities analysts will initiate or maintain research coverage of our company and our common stock.

The trading prices of the securities of medical technology and biotechnology companies have been highly volatile. Accordingly, the trading price of our common stock is likely to be subject to wide fluctuations. Factors that could affect the trading price of our common stock include, among other things:

•	whether we receive FDA approval to market any of our product candidates in the United States or similar regulatory approval in foreign jurisdictions;

•	whether we successfully commercialize any approved product in the future;

•	developments relating to patents, proprietary rights and potential infringement;

•	announcements by us or our competitors of technological innovations or new commercial products;

•	reimbursement policies of various governmental and third party payers;

•	public concern over the safety and efficacy of GEM 21S or any of our product candidates;

•	changes in estimates of our revenue and operating results;

•	variances in our revenue or operating results from forecasts or projections;

•	recommendations of securities analysts regarding investment in our stock;

•	our ability to maintain and/or raise sufficient capital to fund our operations until we are able to commercialize a product candidate and become profitable; and

•	market conditions in our industry and the current economic downturn as a whole.

If our future quarterly or annual operating results are below the expectations of securities analysts or investors, the price of our common stock will likely decline. In addition, share price fluctuations may be exaggerated if the trading volume of our common stock is low.

From time to time, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals or milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. From time to time, we expect that we will publicly announce the anticipated timing of some of these milestones. All of these milestones are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stock price may decline and the commercialization of our product and product candidates may be delayed.

Future sales of our common stock by existing stockholders could cause our stock price to decline.

The market price of our common stock could drop significantly if our existing stockholders sell a large number of shares of our common stock or are perceived by the market as intending to sell them. All of the shares sold in our IPO and in our February 2007 secondary offering were freely tradable without restriction or further registration under the federal securities laws, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. We expect that we also will be required to register any securities sold in future private financings. In addition, all of our common stock issued prior to our IPO is freely tradable without restriction or further registration under the federal securities laws, unless owned by our affiliates. Furthermore, as of April 13, 2009, holders of approximately 3,705,385 shares of our common stock had piggyback registration rights with respect to their shares in connection with future offerings. Those registration rights will expire upon the earlier of the transfer of those shares by the holder of the rights or the fifth anniversary of our IPO which will occur in May 2011. Sales by stockholders of substantial amounts of our shares, including sales by Novo or InterWest, or the perception that these sales may occur in the future, could affect materially and adversely the market price of our common stock.

As of April 13, 2009, there were options issued and outstanding to purchase 2,645,155 shares of our common stock with a weighted average exercise price of $9.23. Also at April 13, 2009, there were 638,495 options remaining available for future for issuance of options under our stock option plans.

Our executive officers, directors and their affiliates maintain the ability to substantially influence all matters submitted to stockholders for approval.

As of April 13, 2009, our executive officers, directors, and their affiliates beneficially owned shares representing approximately 19.1% of our capital stock. This includes 941,177 shares of our common stock that was sold to InterWest Partners on April 7, 2009 for an aggregate purchase price of approximately $8,000,000, or $8.50 per share. Chris Ehrlich, who is one of our directors, is an affiliate of InterWest. We have also entered into a standby purchase agreement with Novo pursuant to which Novo has agreed to acquire from us, at the same subscription price offered to stockholders, any shares of common stock that are not subscribed for pursuant to the exercise of basic subscription or over-subscription privileges, subject to a maximum total commitment of $15.0 million. As of April 13, 2009, Novo owned approximately 17.2% of our outstanding common stock. The number of shares that will be purchased by Novo can only be determined upon the completion of the rights offering. If any shares of common stock are not subscribed for and if Novo purchases up to its maximum total commitment of $15.0 million pursuant to its obligations as set forth in the standby purchase agreement, Novo’s ownership will be approximately 24.0% of our outstanding common stock after the rights offering.

Accordingly, our current executive officers, directors, and their affiliates have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions, as well as management and affairs. This concentration of ownership may delay or prevent a change of control of us at a premium price if these stockholders oppose it, even if it would benefit our other stockholders.

Provisions in our charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us.

Provisions of our corporate charter and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	a classified board of directors;

•	limitations on the removal of directors;

•	advance notice requirements for stockholder proposals and nominations;

•	the inability of stockholders to act by written consent or to call special meetings; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

Risks Related to Our Business

Current economic conditions could adversely affect our operations.

According to the National Bureau of Economic Research, the U.S. economy has been in a recession since December 2007. This economic downturn and the instability of markets have made the business climate more volatile and more costly. Consequently, our general business strategy may be adversely affected by unpredictable and unstable market conditions. If the current equity and credit markets deteriorate further, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive.

While we believe our existing cash and investments, in addition to expected milestone receipts, will be sufficient to meet our anticipated cash requirements at least through the first quarter of 2010, a more radical economic downturn or increase in our expenses could require us to seek additional financing on less than attractive rates or on terms that are excessively dilutive to existing stockholders. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price, and could require us to delay or abandon product development plans or plans to acquire additional technology.

There is a risk that one or more of our suppliers, clinical investigators, consultants and other partners may encounter difficulties during these challenging economic times, which would directly affect our ability to attain our operating goals on schedule and on budget.

The current conditions may also adversely affect our potential customers, including patients, medical professionals and their practices, hospitals and other health care providers. These conditions may also impact the overall amount spent on healthcare generally. This could result in a decrease in the demand for our products, longer sales cycles, slower adoption of our new technology and increased price competition.

Our product candidates are in various stages of development and may not be developed or commercialized successfully.

Our product candidates are based on technologies that often times have not been used previously in the manner and combination we propose and must compete with more established treatments currently accepted as the standards of care. Market acceptance of our products will largely depend on our ability to demonstrate their relative safety, efficacy, cost-effectiveness and ease of use.

We are subject to the risk that:

•	the FDA or a foreign regulatory authority finds some or all of our product candidates ineffective or unsafe;

•	we do not receive necessary regulatory approvals;

•	we are unable to get some or all of our product candidates to market in a timely manner;

•	we are not able to produce our product candidates in commercial quantities at reasonable costs; and

•	the patient and physician community does not accept our product candidates.

In addition, our product development programs may be curtailed, redirected, eliminated or delayed at any time for many reasons, including:

•	adverse or ambiguous results;

•	undesirable side effects that delay or extend the trials;

•	inability to locate, recruit, qualify and retain a sufficient number of clinical investigators or patients for our trials;

•	regulatory delays or other regulatory actions;

•	failure to satisfy one or more requirements or restrictions imposed by the FDA as a basis for approving the initiation of a clinical study;

•	difficulties in obtaining sufficient quantities of the particular product candidate or any other components needed for our pre-clinical testing or clinical trials;

•	difficulties in obtaining the necessary regulatory support from our raw materials suppliers to enable us to obtain or maintain regulatory approval to market our product or product candidates; or

•	re-evaluation of our clinical development strategy.

We cannot predict whether we will develop and commercialize successfully any of our product candidates. If we fail to do so, we will not be able to generate substantial revenue.

Our current product candidates are all based on the same protein, rhPDGF-BB. If one of our product candidates, or one of another company’s products or product candidates containing rhPDGF-BB or a similar growth factor, reveals safety or fundamental efficacy issues in clinical use or in clinical trials, then the development path for all our other current product candidates may be impacted.

The development of each of our product candidates is based on our understanding of how the protein rhPDGF-BB contributes to the repair of bone and soft tissue. Soft tissue includes muscles, tendons and ligaments that connect, support or surround the bones and organs of the body. While there are important differences in each of our product candidates in terms of its purpose, each product candidate focuses on accelerating the repair of musculoskeletal tissue and relies on the ability of rhPDGF-BB to stimulate the body’s natural healing processes.

Since we are developing our product candidates in parallel, if one product candidate has negative clinical trial results or is shown to be ineffective, it may impact the development path or future development of the other product candidates. If we find that one product candidate is unsafe, it may impact the development of our other product candidates.

If a product or product candidate developed by another company contains the same protein rhPDGF-BB, or a similar growth factor, as our product candidates, and if their product or product candidate reveals safety or fundamental efficacy issues, then the development of our product candidates may be impacted as well. Likewise, investor perception concerning a potentially negative impact on our product candidates may cause our stock price to decline or may result in stock price volatility.

For example, in March 2008, the FDA issued an “Early Communication” regarding a potential safety issue related to patients who had received repeated treatments with Regranex,® which is a product of Systagenix Wound Management, Inc. Systagenix acquired the product from Johnson & Johnson in December 2008. Regranex is composed of rhPDGF-BB in a non-sterile ointment, and had been marketed by Johnson & Johnson since 1997 for the chronic treatment of non-healing diabetic foot ulcers. Regranex is approved for up to 140 daily applications, in contrast to our product candidates which are used as a single application and for different indications and different patient populations. In June 2008, the FDA added a warning to the labeling of Regranex that stated that “An increased rate of mortality secondary to malignancy was observed in patients treated with three or more tubes of Regranex Gel in a post-marketing retrospective cohort study. Regranex Gel should only be used when the benefits can be expected to outweigh the risks. Regranex gel should be used with caution in patients with known malignancy.”

The FDA Early Communication specifically addressed Regranex use and did not address other rhPDGF-BB containing products, including our product candidates. Following the FDA’s issuance of the Early Communication, our stock price declined, and other similar announcements may impact our stock price in the future. In April 2008, the FDA issued a letter to us confirming that our North American Augment pivotal study for the treatment of foot and ankle fusions should continue as designed and that the FDA has taken no action to change the study status, confirming that our IDE study of Augment remains approved by the FDA.

If we fail to meet our obligations under our existing license agreements or fail to enter into new license agreements, our business may be materially adversely impacted.

Our rights to the development, use and marketing of our product candidates are governed by a series of licensing agreements, including those with Harvard and ZymoGenetics. These license agreements provide us with rights to certain intellectual property created by the licensor, which allow us to develop and commercialize our product candidates.

As part of these agreements, we are required to make payments to the licensors and comply with other obligations as we progress through product development and commercialization. If we fail to make these payments or satisfy other obligations for any reason, these licenses could be terminated by the licensors, thereby limiting our ability to market our product or limiting our ability to maintain exclusivity with respect to our product or product candidates. Furthermore, if a dispute arises regarding our obligations under these agreements, our business may be materially adversely impacted.

Our licensors or others may dispute the scope of our rights under any of these licenses. Additionally, the licensors under these licenses might breach the terms of their respective agreements or fail to prevent infringement of the licensed patents by third parties. Loss of any of these licenses for any reason could materially harm our financial condition and operating results.

We may need additional licenses to intellectual property owned by third parties in order to commercialize new products. If we cannot obtain these additional licenses, we may not be able to develop or commercialize these future products.

Our rights to use technologies licensed to us by third parties are not entirely within our control, and we may not be able to produce our product candidates without these technologies.

We depend upon a limited number of specialty suppliers of raw materials.

Our ability to manufacture our product candidates depends on a limited number of specialty suppliers of raw materials. In particular, we depend upon Novartis to supply us with sufficient quantities of rhPDGF for clinical development activities. We are obligated to purchase minimum specified quantities of rhPDGF. Our agreement with Novartis is cancelable under certain circumstances.

We have established certain relationships with β-TCP suppliers and are continuing to evaluate β-TCP products and other matrices from these potential suppliers for use in orthopedic applications. There is a risk that we will not be able to secure adequate sources of rhPDGF or β-TCP, or other matrices, to meet our clinical needs for our orthopedic applications.

The failure of a supplier to continue to provide us with these materials at a price or quality acceptable to us, or at all, would impede our ability to manufacture our product candidates. Moreover, our failure to maintain strategic reserve supplies of each significant single-sourced material used to manufacture product candidates that we develop may negatively impact our development and commercialization activities. If our specialty suppliers cannot perform as agreed, we may not be able to replace them in a timely manner or on terms that are acceptable to us and the production of our product candidates would be interrupted, resulting in delays in clinical trials and additional costs. We will be required to obtain regulatory clearance from the FDA or foreign regulatory authorities before we can use different suppliers or components. If we have to switch to replacement suppliers, we may face additional regulatory delays and the manufacture and delivery of our product candidates could be interrupted for an extended period of time, which may delay completion of our clinical trials, regulatory approval of our product candidates or commercialization of any approved products.

We and our suppliers are subject to numerous federal, state and local laws relating to matters, including safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. In addition, advertising and promotional materials relating to medical devices are subject to regulation by the Federal Trade Commission in specific instances. We and our suppliers may be required to incur significant costs to comply with these laws and regulations in the future. Unanticipated changes in existing regulatory requirements, our failure or the failure of our manufacturers to comply with these requirements, or the adoption of new requirements could delay the development of our product candidates or regulatory approval of our product candidates or successful commercialization of any approved products, resulting in additional losses to us.

We may be unable to establish or enter into the necessary business relationships and agreements with other companies who provide a component critical to the development and commercialization of our product candidates, including intellectual property, raw materials, manufacturing assistance, regulatory assistance and other assistance necessary to develop and market our product candidates successfully.

Our product development programs and potential commercialization of our product candidates will require substantial additional cash to fund expenses. We rely heavily upon arrangements with third-parties for the raw materials and intellectual property used in the development of our product candidates. These third parties also provide us with assistance in manufacturing our product candidates and seeking regulatory approvals. Our strategy includes potentially developing business relationships with other orthopedic or biotechnology companies to assist us in commercializing our product candidates. We face significant competition in seeking appropriate business relationships, which may be complex and time-consuming to negotiate, document and implement. We may not be able to enter into any such business relationships or agreements on terms that are acceptable to us, or at all. If that were to happen, we may have to curtail the development or delay the commercialization of our product candidates.

At this point in time, we do not have an alternative source of rhPDGF. If we are not able to obtain rhPDGF from Novartis, we will not be able to meet our supply obligations to Luitpold for rhPDGF after our current inventory is depleted. Based on Luitpold’s current forecasts for its rhPDGF needs and our planned clinical study programs for our product candidates and our anticipated pre-clinical studies, the rhPDGF in our inventory should meet our needs for approximately the next 15 months. Under the terms of our supply agreement, Novartis is required to support our efforts to establish our production of rhPDGF should it terminate the agreement; however, establishing a manufacturing process to replace Novartis’ will take multiple years and a significant financial investment to complete, if at all, and there is no assurance we would be successful in that effort. We also may not be able to manufacture any product candidates that contain rhPDGF, including our lead product candidate, Augment, after our current inventory is depleted.

We have limited manufacturing capabilities and manufacturing personnel, and if our manufacturing facilities are unable to provide an adequate supply of products, our growth could be limited and our business could be harmed.

We are moving forward with plans to occupy a new manufacturing facility in the same complex as our headquarters in Franklin, Tennessee. We intend to move certain steps of the later stages of the manufacturing process of our orthopedic and sports medicine product candidates into that facility, including final formulation, filling the vials that will be packaged in the finished kits, and assembling the kits. We anticipate that the building shell will be complete in the second half of 2009, and the build out will begin shortly thereafter. In order to qualify the facility as a GMP manufacturing facility, the build out must be complete, the utility systems, process and testing equipment must be installed and qualified, regulatory filings must be assembled and filed, and regulatory agency inspections must be passed prior to receiving approval. We anticipate that this process will take approximately two years.

Currently we are utilizing at least four contract facilities to complete the manufacturing, packaging and final product testing for our Augment clinical study kits, and we are using at least three contract facilities to complete the manufacturing, packaging and final product testing for our Augment Injectable clinical study kits. If there were a disruption to the new manufacturing facility or those of our contract manufacturers, we would have no other means of manufacturing our product candidates until we were able to restore the manufacturing capability at the new facility or develop alternative manufacturing facilities. If we were unable to produce sufficient quantities of our product candidates for use in our current and planned clinical trials, or if our manufacturing process yields substandard products, our development and commercialization efforts could be delayed.

We have limited resources, facilities and experience to commercially manufacture our product candidates. In order to produce our product candidates in the quantities that we anticipate will be required to meet future market demand we will need to complete qualification of the commercial scale production process at our contract facilities and at our in-house facility. There are technical challenges to developing and qualifying commercial-scale manufacturing operations. Further, building a new facility will require the investment of substantial additional funds as well as hiring and retaining additional management and technical personnel who have the necessary manufacturing experience. We may not successfully complete the process qualification activities in a timely manner. This could strain our existing managerial, operational, financial and other resources. Furthermore, if we fail to manage our growth effectively we may not be able to produce our product candidates in sufficient quantities to meet the future requirements for the product. If we are unable to manufacture a sufficient supply of any product candidate, our revenues, business and financial prospects would be adversely affected. In addition, if the in-house production process is not efficient or produces products that do not meet quality and other standards, our future gross margins may decline.

If we are unable to establish adequate sales and marketing capabilities, we may not be able to generate significant revenue and may not become profitable.

We do not have a dedicated sales force and have limited experience in the sales, marketing and distribution of regenerative protein therapeutic-device combination products or drug products. In order to commercialize our product candidates, we must develop our sales, marketing and distribution capabilities or make arrangements with a third party to perform these functions. If we are unable to establish adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate significant revenue and may not become profitable.

As a result of any arrangements we may enter into with third parties to perform sales, marketing and distribution services, our product revenues could be lower than if we directly marketed and sold any product candidate that we may develop. Furthermore, as a result of any marketing and sales arrangements we may enter into with other companies, any revenues received will depend on the skills and efforts of others, and we do not know whether these efforts will be successful. Some of our future distributors may have products or product candidates that compete with ours, and they may have an incentive not to devote sufficient efforts to marketing our products. If our relationships with future distributors do not progress as anticipated, or if their sales and marketing strategies fail to generate sales of our products in the future, our business, financial condition and results of operations would be harmed.

The orthopedic product industries are highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are safer and more effective than any products that we may develop, our commercial opportunity will be reduced or eliminated.

Our success depends, in part, upon our ability to maintain a competitive position in the development of technologies and products in the field of biologics. We face competition from established pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions in the United States and abroad. Many of our principal competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with, or mergers with or acquisitions by, large and established companies or through the development of novel products and technologies.

Our competitors may:

•	develop and patent processes or products earlier than us;

•	obtain regulatory approvals for competing products more rapidly than us; or

•	develop more effective or less expensive products or technologies that render our technology or product and product candidates obsolete or non-competitive.

The industry in which we operate has undergone, and we expect it to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technological advances are made. Our competitors may develop and commercialize medical devices, regenerative protein therapeutic-device combination products, biologic products or pharmaceutical products that are safer or more effective, have fewer side effects or are less expensive than any products that we may develop. For example, we are aware of companies that are developing various other technologies for treating orthopedic injuries and disease, which would compete with our product candidates. We also compete with our competitors in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and patient registration for clinical trials, and in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

If our product and product candidates do not gain market acceptance among physicians, patients and the medical community, we may be unable to generate significant revenue, if any.

Even if we obtain regulatory approval for our product candidates, they may not gain market acceptance among physicians, healthcare payers, patients and the medical community. Market acceptance will depend on our ability to demonstrate the benefits of our approved products in terms of safety, efficacy, convenience, ease of administration and cost effectiveness. In addition, we believe market acceptance depends on the effectiveness of our marketing strategy, the pricing of our approved products and the reimbursement policies of government and third party payers. Physicians may not prescribe our approved products for a variety of reasons and patients may determine for any reason that our product is not useful to them. If any of our approved products fails to achieve market acceptance, our ability to generate revenue will be limited.

The loss of our key management and scientific personnel may hinder our ability to execute our business plan.

As a small company with 88 employees as of February 28, 2009, our success depends on the continuing contributions of our management team and scientific personnel and on maintaining relationships with the network of medical and academic centers in the United States that conduct our clinical trials. We depend on the services of our key scientific employees and the principal members of our management staff. Our success depends in large part upon our ability to attract and retain highly qualified personnel. We face intense competition in our hiring efforts from other pharmaceutical and biotechnology companies, as well as from universities and nonprofit research organizations, and we may have to pay higher salaries to attract and retain qualified personnel. The loss of one or more of these individuals, or our inability to attract additional qualified personnel, could substantially impair our ability to implement our business plan.

We face an inherent risk of liability in the event that the use or misuse of our product candidates results in personal injury or death.

The use of our product candidates in clinical trials and the sale of any approved products may expose us to product liability claims which could result in financial losses. Our clinical and commercial product liability insurance coverage may not be sufficient to cover claims that may be made against us. In addition, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against losses. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources and adversely impact or eliminate the prospects for commercialization of the product candidate, or sale of the product, which is the subject of any such claim. Off-label use of our product may occur. While we do not promote any off-label use, off-label uses of products are common and the FDA does not regulate a physician’s choice of treatment. Off-label use or misuse of any product for which we obtain approval may subject us to additional liability.

If we are sued in a product liability action, we could be forced to pay substantial damages and the attention of our management team may be diverted from operating our business.

We currently manufacture investigational regenerative protein therapeutic-device combination product candidates that are implanted in patients during surgery or injected into patients at the treatment site. In addition, we are developing additional similar products for additional surgical indications. As a result, we may be subject to a product liability lawsuit. In particular, the market for spine products has a history of product liability litigation. Under past agreements with our former distributor for GEM 21S and agreements with certain suppliers, we indemnify these parties from certain product liability claims. Any product liability claim brought against us and/or a part that we have indemnified, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, we would have to pay any amount awarded by a court in excess of policy limits. We maintain product liability insurance in the annual aggregate amount of up to $20 million, although our insurance policies have various exclusions. Thus, we may be subject to a product liability claim for which we have no insurance coverage, in which case we may have to pay the entire amount of any award. Even in the absence of a claim, our insurance rates may rise in the future to a point where we may decide not to carry this insurance. A meritless or unsuccessful product liability claim would be time-consuming and expensive to defend and could result in the diversion of management’s attention from our core business. A successful product liability claim or series of claims brought against us in excess of our coverage could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Intellectual Property

If we cannot protect our intellectual property, our ability to develop and commercialize our product candidates may be severely limited.

Our success will depend in part on our ability and on the ability of Harvard and ZymoGenetics to maintain and enforce patent protection for the therapeutic uses of rhPDGF. Without patent protection, other companies could offer substantially identical products for sale without incurring the sizable discovery, development and licensing costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of approved products would then be diminished.

We rely on our own intellectual property, as well as the intellectual property of ZymoGenetics and the intellectual property we co-own with Harvard to provide freedom to operate and to exclude others from developing rhPDGF for the treatment of general bone defects and bone defects associated with advanced periodontal disease, fractures and other indications. We currently own or exclusively license four unexpired U.S. patents covering certain unique aspects of our product candidates. Other patents that covered our product candidates have expired. We do not believe, however that such patent expirations have significantly affected our intellectual property position.

Our license agreements with Harvard and ZymoGenetics provide exclusivity to certain designated patents. The exclusivity under our ZymoGenetics licenses is limited to the periodontal, orthopedic and sports medicine fields. However, if any patent or other rights which we own or exclusively license from ZymoGenetics or Harvard is challenged, a court may determine that the patents are invalid or unenforceable. Even if the validity or enforceability of a patent is upheld by a court, a court may not prevent alleged infringement on the grounds that the activity is not covered by the patent claims. Any litigation, whether to enforce our rights to use our or our licensors’ patents or to defend against allegations that we infringe third-party rights, would be costly and time consuming, and may distract management from other important tasks.

Neither we nor our licensors may be able to obtain additional issued patents relating to our technology. Even if issued, patents may be challenged, narrowed, invalidated, or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. In addition, our patent applications, patents and our licensors’ patents may not afford us protection against competitors with similar technology. Because patent applications in the United States and many foreign jurisdictions typically are not published until 18 months after filing, or in some cases ever, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications.

We also rely on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of non-disclosure and confidentiality agreements with employees, consultants, advisors and others. These agreements may be breached and we may not have adequate remedies for a breach. In addition, we cannot ensure that these agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to the information, which may not be resolved in our favor. The risk that other parties may breach confidentiality agreements, or that our trade secrets become known or independently discovered by competitors, could adversely affect us by enabling our competitors, who may have greater experience and financial resources, to copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies.

Our success also depends on our ability to operate and commercialize our product candidates without infringing the patents or proprietary rights of others.

Third parties may claim that we or our licensors or suppliers are infringing their patents or are misappropriating their proprietary information. In the event of a successful claim against us or our licensors or suppliers for infringement of the patents or proprietary rights of others, we may be required to, among other things:

•	pay substantial damages;

•	stop using our technologies;

•	stop certain research and development efforts;

•	develop non-infringing products or methods; or

•	obtain one or more licenses from third parties.

A license required under any such patents or proprietary rights may not be available to us, or may not be available on acceptable terms. If we or our licensors or suppliers are sued for infringement, we could encounter substantial delays in, or be prohibited from, developing, manufacturing and commercializing our product candidates.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. To the extent our employees are involved in research areas that are similar to those areas in which they were involved at their former employers, we may be subject to claims that these employees may have used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against these claims, which could result in substantial costs and be a distraction to management and may have a material adverse effect on us, even if we are successful in defending these claims.

Delays encountered during the FDA approval process could shorten the patent protection period during which we have the exclusive right to commercialize technologies or could allow others to come to market with similar technologies before us.

Regulatory Risks

We are subject to extensive governmental regulation including the requirement of FDA approval or clearance before our product candidates may be marketed.

Both before and after approval or clearance of our product candidates, we, our product candidates, our suppliers, our contract manufacturers and our contract testing laboratories are subject to extensive regulation by governmental authorities in the United States and other countries. Failure to comply with applicable requirements could result in, among other things, any of the following actions:

•	warning letters;

•	fines and other monetary penalties;

•	unanticipated expenditures;

•	delays in the FDA’s approving or clearing or the FDA’s refusing to approve or clear a product candidate;

•	product recall or seizure;

•	interruption of manufacturing or clinical trials;

•	operating restrictions;

•	injunctions; and

•	criminal prosecutions.

Our product candidates require FDA authorization by means of an approval or clearance prior to marketing. Some of our product candidates, including Augment and Augment Injectable, are regulated as combination products. For a combination product, the FDA must determine which center or centers within the FDA will review the product candidate and under what legal authority the product candidate will be reviewed. For the current indications, Augment is being reviewed by medical device authorities at the Center for Devices and Radiological Health, with participation by the Center for Drug Evaluation and Research. Augment requires an approved PMA before it can be marketed. The process of obtaining FDA approval of a PMA is lengthy, expensive, and uncertain, and we cannot be sure that our regenerative protein therapeutic-device combination product candidates regulated by the FDA as medical devices, or any other product candidates, will be approved in a timely fashion, or at all. If the FDA does not approve or clear our product candidates in a timely fashion, or at all, our business and financial condition may be adversely affected. We cannot be sure that the FDA will not select a different center and/or different legal authority for our other product candidates, in which case the path to regulatory approval would be different and could be more lengthy and costly. The review of combination products is often more complex and more time consuming than the review of a product candidate under the jurisdiction of only one center within the FDA.

In addition to the approval and clearance requirements, other numerous and pervasive regulatory requirements apply, both before and after approval or clearance, to us, our product and product candidates, and our suppliers, contract manufacturers, and contract laboratories. These include requirements related to:

•	testing;

•	manufacturing;

•	quality control;

•	labeling;

•	advertising;

•	promotion;

•	distribution;

•	export;

•	reporting to the FDA adverse experiences associated with use of the product; and

•	obtaining additional approvals or clearances for certain modifications to the products or their labeling or claims.

In November 2005, we received approval from the FDA to commence a feasibility trial with Augment for the treatment of foot and ankle fusions and we completed patient enrollment of 20 patients in July 2006. In May 2007, we received approval from the FDA to initiate patient enrollment in a pivotal clinical trial of Augment for the treatment of foot and ankle fusions. Under this approval, in December 2008, we completed enrollment of 436 patients in the study at 37 sites.

We also are subject to inspection by the FDA to determine our compliance with regulatory requirements, as are our suppliers, contract manufacturers, and contract testing laboratories, and we cannot be sure that the FDA will not identify compliance issues that may disrupt production or distribution, or require substantial resources to correct.

The FDA’s requirements may change and additional government regulations may be promulgated that could affect us, our product candidates, and our suppliers, contract manufacturers and contract laboratories. We cannot predict the likelihood, nature, or extent of government regulation that may arise from future legislation or administrative action. There can be no assurance that we will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon our business.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products abroad.

International sales of our product and any of our product candidates that we commercialize are subject to the regulatory requirements of each country in which the products are sold. Accordingly, the introduction of our product candidates in markets outside the United States will be subject to regulatory approvals in those jurisdictions. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements and import restrictions on medical devices. In addition, each country has its own tariff regulations, duties and tax requirements. The approval by foreign government authorities is unpredictable and uncertain and can be expensive. Our ability to market our approved products could be substantially limited due to delays in receipt of, or failure to receive, the necessary approvals or clearances.

Prior to marketing our products in any country outside of the United States, we must obtain marketing approval in that country. Approval and other regulatory requirements vary by jurisdiction and differ from the U.S. requirements. We may be required to perform additional pre-clinical or clinical studies even if FDA approval has been obtained.

In Canada, the manufacture, distribution and use of medical devices, drugs and equipment is regulated by a variety of industry-specific statutes and regulations. Medical products sold in Canada are regulated by the Canadian Food and Drugs Act. Even though a drug or device may be approved for use in another jurisdiction, it may not be sold in Canada until approved by the national regulatory agency, Health Canada. Although in May 2006 we received marketing approval from Health Canada to market GEM 21S in Canada, we will need to present data from clinical trials to obtain approval for our other product candidates. We ultimately may not obtain the approvals necessary to market our product candidates in Canada.

Under EU regulatory systems, GEM 21S is being reviewed and our lead product candidates, Augment and Augment Injectable, may be reviewed as a medicinal product. Marketing authorization for medicinal products can be submitted under the centralized European Agency for the Evaluation of Medicinal Products or the decentralized mutual recognition process. The centralized procedure is mandatory for biotechnology derived products such as GEM 21S, Augment and Augment Injectable. If a product is approved under the centralized procedure, it receives a single marketing authorization that is valid in all EU member states. The decentralized process provides for mutual recognition of national approved decisions which allows the holder of an approval from one EU member state to submit an application in other member states requesting that they recognize the approval already granted. To date, the EMEA has indicated that our Marketing Authorization Application (“MAA”), is not sufficient to gain approval of GEM 21S in the EU. We may be required to submit additional clinical and manufacturing data to obtain approval of GEM 21S, and there is no assurance that such data will be sufficient to gain approval of GEM 21S. In addition, our Augment family of product candidates may encounter similar issues, and there can be no assurances that we will obtain EU approval for our product candidates.

The results of our clinical trials may be insufficient to obtain regulatory approval for our product candidates.

We will only receive regulatory approval to commercialize a product candidate if we can demonstrate to the satisfaction of the FDA or the applicable foreign regulatory agency, in well designed and conducted clinical trials, that the product candidate is safe and effective. If we are unable to demonstrate that a product candidate will be safe and effective in advanced clinical trials involving larger numbers of patients, we will be unable to submit the PMA, NDA or other application necessary to receive regulatory approval to commercialize the product candidate. We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. We face risks that:

•	the product candidate may not prove to be safe or effective;

•	the product candidate’s benefits may not outweigh its risks;

•	the results from more advanced clinical trials may not confirm the positive results from pre-clinical studies and early clinical trials;

•	the FDA or comparable foreign regulatory authorities may interpret data from pre-clinical and clinical testing in different ways than we interpret them; and

•	the FDA or other regulatory agencies may require additional or expanded trials.

We have only limited experience in regulatory affairs, and some of our products may be based on new technologies. These factors may affect our ability or the time we require to obtain necessary regulatory approvals.

We have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals. Moreover, some of the products that are likely to result from our product development, licensing and acquisition programs may be based on new technologies that have not been extensively tested in humans. The regulatory requirements governing these types of product candidates may be less well defined or more rigorous than for conventional products. As a result, we may experience a longer regulatory process in connection with obtaining regulatory approvals of any products that we develop, license or acquire.

If we fail to obtain an adequate level of reimbursement for our approved products by third party payers, there may be no commercially viable markets for our approved products or the markets may be much smaller than expected.

The availability and levels of reimbursement by governmental and other third party payers affect the market for our approved products. The efficacy, safety, performance and cost-effectiveness of our product and product candidates and of any competing products will determine the availability and level of reimbursement. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored healthcare and private insurance. To obtain reimbursement or pricing approval in some countries, we may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our approved products to other available therapies. We may not obtain international reimbursement or pricing approvals in a timely manner, if at all. Our failure to receive international reimbursement or pricing approvals would negatively impact market acceptance of our approved products in the international markets in which those approvals are sought.

We believe that future reimbursement may be subject to increased restrictions both in the United States and in international markets. Future legislation, regulation or reimbursement policies of third party payers may adversely affect the demand for our future approved products currently under development and limit our ability to sell our approved products on a profitable basis. In addition, third party payers continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for healthcare products and services. If reimbursement for our approved products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, market acceptance of our approved products would be impaired and our future revenues, if any, would be adversely affected.

If we fail to comply with the U.S. Federal Anti-Kickback Statute and similar state laws, we could be subject to criminal and civil penalties and exclusion from the Medicare and Medicaid programs, which could have a material adverse effect on our business and results of operations.

A provision of the Social Security Act, commonly referred to as the Federal Anti-Kickback Statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid or any other federal health care program. The Federal Anti-Kickback Statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, most of the states in which our approved products may be sold have adopted laws similar to the Federal Anti-Kickback Statute, and some of these laws are even broader than the Federal Anti-Kickback Statute in that their prohibitions are not limited to items or services paid for by Federal health care program but, instead, apply regardless of the source of payment. Violations of the

Federal Anti-Kickback Statute may result in substantial civil or criminal penalties and exclusion from participation in federal health care programs.

All of our financial relationships with health care providers and others who provide products or services to federal health care program beneficiaries are potentially governed by the Federal Anti-Kickback Statute and similar state laws. We believe our operations are in compliance with the Federal Anti-Kickback Statute and similar state laws. However, we cannot be certain that we will not be subject to investigations or litigation alleging violations of these laws, which could be time-consuming and costly to us and could divert management’s attention from operating our business, which in turn could have a material adverse effect on our business. In addition, if our arrangements were found to violate the Federal Anti-Kickback Statute or similar state laws, it could have a material adverse effect on our business and results of operations.

Patients may discontinue their participation in our clinical studies, which may negatively impact the results of these studies and extend the timeline for completion of our development programs.

Clinical trials for our product candidates require sufficient patient enrollment. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Patients enrolled in our clinical studies may discontinue their participation at any time during the study as a result of a number of factors, including withdrawing their consent or experiencing adverse clinical events, which may or may not be judged related to our product candidates under evaluation. If a large number of patients in any one of our studies discontinue their participation in the study, the results from that study may not be positive or may not support a filing for regulatory approval of our product candidates.

In addition, the time required to complete clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including:

•	the size of the patient population;

•	the nature of the clinical protocol requirements;

•	the availability of other treatments or marketed therapies (whether approved or experimental);

•	our ability to recruit and manage clinical centers and associated trials;

•	the proximity of patients to clinical sites; and

•	the patient eligibility criteria for the study.

Product quality or performance issues may be discovered through ongoing regulation by the FDA and by comparable international agencies, as well as through our internal standard quality process.

The medical device industry is subject to substantial regulation by the FDA and by comparable international agencies. In addition to requiring clearance or approval to market new or improved devices, we are subject to ongoing regulation as a device manufacturer. Governmental regulations cover many aspects of our operations, including quality systems, marketing and device reporting. As a result, we continually collect and analyze information about product quality and product performance through field observations, customer feedback and other quality metrics.

The use of hazardous materials in our operations may subject us to environmental claims or liability.

We intend to conduct research and development and some future manufacturing operations in our Franklin, Tennessee facility. Our research and development processes will involve the controlled use of hazardous materials, chemicals and radioactive compounds. We will conduct experiments that are common in the biotechnology industry, in which we may use small quantities of chemical hazards, including those that are corrosive, toxic and flammable, and trace amounts of radioactive materials. The risk of accidental injury or contamination from these materials cannot be eliminated. We do not maintain a separate insurance policy for these types of risks. In the event of an accident or environmental discharge or contamination, we may be held liable for any resulting damages, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

Risks Relating to Our Financial Results and Need for Financing

We have a history of losses and we expect to continue to incur losses and may not achieve or maintain profitability.

We have invested and continue to invest a significant portion of our time and resources in developing and testing our product candidates. As a result of our significant research and development, clinical development, regulatory compliance and general and administrative expenses, we expect to incur losses for at least the next few years as we continue to incur significant expenses for clinical trials. As of December 31, 2008, we had an accumulated deficit of $72.4 million. We have ongoing pivotal clinical studies for the use of Augment for the treatment of foot and ankle fusions in the United States, Canada and the EU.

In January 2008, we sold to Luitpold our remaining orofacial therapeutic business, whereas Luitpold was granted the rights to the downstream formulation, fill, finish, manufacturing and kitting of GEM 21S. This transaction has enabled us to focus our expertise and our future development efforts on our orthopedic, spine and sports medicine product candidates. This transaction leaves us without an FDA approved product currently in commercialization.

Even if we succeed in developing and commercializing one or more of our product candidates, we may not be able to generate sufficient revenue and we may never achieve or maintain profitability.

Our ability to use our net operating loss carryforwards could be limited.

Our ability to use our net operating loss carryforwards could be limited. At December 31, 2008, we had federal net operating loss carryforwards totaling $42.2 million available to reduce our future federal income tax liabilities. Our ability to use these net operating loss carryforwards to reduce our future federal income tax liabilities could be subject to annual limitations. In connection with any future offering, we may realize a “more than fifty percent change in ownership” which could further limit our ability to use our net operating loss carryforwards accumulated to date to reduce future taxable income and tax liabilities. Additionally, because U.S. tax laws limit the time during which net operating loss carryforwards may be applied against future taxable income and tax liabilities, we may not be able to take advantage of our net operating loss for federal income tax purposes.

Liquidation of our investments could be delayed.

As of December 31, 2008, we had investments in student loan backed ARSs with a combined par value of $60.0 million. Fair value measures have been estimated using cash flow discounting with a Monte Carlo simulation and other information. The valuation model reflects various assumptions that market participants would use in pricing these ARS investments, including among others, the collateralization underlying the ARS investments, the creditworthiness of the counterparty, the expected future cash flows, and the risks associated with uncertainties in the current market. There is a risk that the assumptions used in the model and our consideration of other information could be wrong.

We have recorded a total fair value of $46.6 million for the ARS investments as of December 31, 2008, of which $40.5 million consist of bonds with a credit rating of AAA and $6.1 million consist of bonds with a credit rating of AA or A2. Auctions for these ARS investments have failed since February 2008, and we had not been able to sell them. Consequently, an other-than-temporary impairment in fair value of our ARS investments has resulted and an impairment loss of $13.4 million has been recorded on our consolidated statement of operations at December 31, 2008. Since that time, we were able to liquidate two of our auction rate securities that were redeemed by the issuer on April 9, 2009 for their full $6.0 million par value.

There can be no guarantee that the market will reform or that our ARS investments will be liquidated, or even if liquidated, that they will be sold in the timeframe necessary to meet our operational and financial liquidity needs. In addition, even if liquidated, we may be forced to sell these ARS investments at a value that is significantly less than their par value or less than the fair value as reported herein.

If we default on our Deutsche Bank Time Promissory Note, it could have a material adverse effect on the Company.

In October 2008, we executed a Time Promissory Note (“Note”) credit facility with Deutsche Bank AG (“Deutsche Bank”) enabling us to borrow up to $39.1 million, and we had previously drawn down $39.1 million under the credit facility. The Note was originally secured by certain ARS investments that we own having a total par value of $55.9 million. On April 9, 2009, the issuer of two of our auction rate securities redeemed the securities for their full $6.0 million par value. Since the redeemed securities were pledged as security for the Note, in accordance with the terms of the Note, $4.2 million from the proceeds from that redemption were applied against the Note in accordance with the terms thereof, and the amount available to us under the credit facility was reduced to $34.9 million. Under the terms of the Note, we are required to make monthly interest payments during the two-year term of the Note. All outstanding principal amounts are due and payable in full on the maturity date in October 2010. Because of the variable interest rates on the collateral ARS investments, the interest payments that we earn on the collateral ARS investments may be insufficient to cover the interest payments due on outstanding loans under the Note, which may result in significant costs to us. If we fail to make the required interest payments or otherwise default on certain obligations under the Note, all outstanding principal borrowed under the Note may become immediately due and payable. Upon such default, Deutsche Bank is permitted to sell the collateral ARS investments, and may do so at a price that is significantly less than their par value. As a result, the proceeds from the sale of the collateral ARS investments may be insufficient to cover our outstanding loan balance, and Deutsche Bank may pursue other assets that we own to recover any remaining balance under the Note, which may have a material adverse effect on our Company.

Change in control restrictions under our Deutsche Bank Note could hinder efforts to acquire a controlling interest in us or affect the share price at which a potential acquirer would be willing to pay.

Under the terms of the Deutsche Bank Note, we are not permitted to take any action that could result in a change in control without first either paying off all outstanding principal and interest under the Note or obtaining Deutsche Bank’s consent to such action, which consent shall not be unreasonably withheld, conditioned or delayed. The rights offering is not a change in control under the terms of the Deutsche Bank Note. If Deutsche Bank refuses to consent to a merger or acquisition, then we or the potential acquirer would be required to pay off all outstanding principal and interest owed under the Note, which could hinder efforts to acquire a controlling interest in us, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, if a potential acquirer is required to pay off all outstanding loans owed under the Note in order to consummate a transaction, it could impact the share price or any premium that such an acquirer would be willing to pay.

We may need to raise additional capital in the future. If we are unable to successfully raise additional capital in the future, our product development could be limited and our long term viability may be threatened; however, if we do raise additional capital, your percentage ownership as a stockholder could decrease and constraints could be placed on the operation of our business.

We have experienced negative operating cash flows since our inception and have funded our operations primarily from proceeds received from sales of our stock and the licensing and sale of our orofacial therapeutic business. We believe our existing cash and investments, including the net proceeds of our February 2007 secondary public offering, the January 2008 sale of our orofacial therapeutic business to Luitpold, and funds borrowed in October 2008 from our Deutsche Bank credit facility, as well as milestone payments expected to be received in 2009, will be sufficient to meet our anticipated cash requirements at least through the first quarter of 2010. We may seek to obtain additional funds at any time in the future through equity or debt financings, or strategic alliances with third parties, either alone or in combination with equity financings. These financings could result in substantial dilution to the holders of our common stock or require contractual or other restrictions on our operations or on alternatives that may be available to us in considering strategic transactions, dividends or liquidation preferences, debt service and/or revenue sharing arrangements. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. Any such required financing may not be available in amounts or on terms acceptable to us and the failure to procure such required financing could have a material adverse effect on our business, financial condition and results of operations.

A variety of factors could impact our need to raise additional capital, the timing of any required financings and the amount of such financings.

Factors that may cause our future capital requirements to be greater than anticipated or could accelerate our need for funds include, without limitation:

•	unforeseen developments during our pre-clinical activities and clinical trials;

•	delays in the timing of receipt of required regulatory approvals;

•	unanticipated expenditures in research and development or manufacturing activities;

•	delayed market acceptance of our approved product;

•	unanticipated expenditures in the acquisition and defense of intellectual property rights;

•	the failure to develop strategic alliances for the marketing of some of our product candidates;

•	additional inventory builds to adequately support the launch of new products;

•	unforeseen changes in healthcare reimbursement for procedures using our approved product;

•	inability to train a sufficient number of surgeons to create demand for our approved product;

•	lack of financial resources to adequately support our operations;

•	difficulties in maintaining commercial scale manufacturing capacity and capability;

•	unforeseen problems with our third-party manufacturers and service providers or with our specialty suppliers of certain raw materials;

•	unanticipated difficulties in operating in international markets;

•	unanticipated financial resources needed to respond to technological changes and increased competition;

•	unforeseen problems in attracting and retaining qualified personnel to market our approved product;

•	enactment of new legislation or administrative regulations;

•	the application to our business of new court decisions and regulatory interpretations;

•	claims that might be brought in excess of our insurance coverage;

•	the failure to comply with regulatory guidelines;

•	unforeseen cost overruns associated with completion of our new manufacturing facility; and

•	the uncertainty in industry demand and patient wellness behavior as businesses and individuals suffer from the current economic downturn.

In addition, although we have no present commitments or understandings to do so, we may seek to expand our operations and product line through acquisitions or joint ventures. Any acquisition or joint venture would likely increase our capital requirements.

If adequate financing is not available, we may be required to delay, scale back or eliminate our operations. Consequently, our long-term viability would be threatened.

If we fail to maintain effective internal controls over financial reporting, our business, operating results and stock price could be materially adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include a report by our management on our internal controls over financial reporting. This report, which is included in our annual report for our fiscal year ended December 31, 2008, contains an assessment by management of the effectiveness of our internal controls over financial reporting as of the end of our fiscal year and a statement as to whether or not our internal controls are effective. Our annual report for fiscal year ended 2008 contains a statement that our independent auditors have issued an attestation report on the effectiveness of internal controls over financial reporting.

We began in 2007 the process to document and evaluate our internal controls over financial reporting. Our efforts to comply with Section 404 have resulted in, and are likely to continue to result in, significant costs, the commitment of time and operational resources and the diversion of management’s attention. If our management identifies one or more material weaknesses in our internal controls over financial reporting, we will be unable to assert that our internal controls over financial reporting are effective. If we are unable to assert that our internal controls over financial reporting are effective, or if our independent auditors are unable to express an unqualified opinion on the effectiveness of our internal controls over financial reporting, then the market perception of our financial condition and the trading price of our stock may be adversely affected and customer perception of our business may suffer.

USE OF PROCEEDS

Although the actual amount will depend on participation in the rights offering, we expect that the net proceeds from the rights offering will be approximately $16.8 million. We intend to use the proceeds of the rights offering for general corporate purposes, including to fund additional product development and potential commercialization activities.

CAPITALIZATION

The following table describes capitalization as of December 31, 2008, on an actual basis and on a pro forma basis, as adjusted, to give effect to the sale of all 2,000,000 shares offered in the rights offering (including application of net proceeds as described above) at the subscription price of $8.50 per share.

	As of December 31, 2008
		Pro forma
	Actual	as adjusted
	(Unaudited)
	(In thousands of US dollars, except share data)

Debt:
Current portion of capital lease obligations	$18,187	$18,187
Capital lease obligations	34,713	34,713
Note payable	39,100,000	39,100,000

Total debt	$39,152,900	$39,152,900

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 15,000,000 shares authorized; none outstanding	$—	$—
Common Stock, par value $.001 per share; 37,500,000 authorized shares, 18,714,067 issued and outstanding shares, actual; 20,714,067 issued and outstanding shares, as adjusted	18,714	20,714
Additional paid-in capital	131,262,570	148,014,621
Accumulated other comprehensive income	135,542	135,542
Accumulated deficit	(72,362,806)	(72,362,806)

Total shareholders’ equity	59,054,020	75,808,071

Total capitalization	$59,054,020	$75,808,071

The above data excludes the following:

•	4,597 shares of common stock issued upon exercise of incentive stock options, subsequent to December 31, 2008, at a weighted average exercise price of $3.26 per share;

•	7,494 shares of common stock issued upon employee purchases of stock in the first quarter of 2009 under the 2005 employee stock purchase plan;

•	18,081 shares of common stock issued in the first quarter of 2009 under the Company’s 401(k) profit sharing plan matching for 2008;

•	941,177 shares of common stock issued on April 7, 2009 upon purchase by InterWest Partners at a purchase price of $8.50 per share; and

•	Auction rate securities with a net book value of $4,300,200 at December 31, 2008 were redeemed in April 2009 resulting in gross cash proceeds of $6,000,000. As a result, the note payable was paid down by $4,200,000.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of their shares of our common stock. At December 31, 2008, we had a net tangible book value of approximately $     , or $      per share of our common stock held by continuing stockholders. After giving effect to the sale of 2,000,000 shares of our common stock in the rights offering and after deducting transaction and offering expenses, but without giving effect to the purchase of 941,177 shares of common stock by InterWest on April 7, 2009 for a purchase price of $8.50 per share, the pro forma net tangible book value at December 31, 2008, attributable to common stockholders would have been $      million, or $      per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $     . The following table illustrates this per share dilution.

Subscription price		$8.50
Net tangible book value per share at December 31, 2008, before the rights offering	$
Net increase in pro forma net tangible book value per share attributable to the rights offering	$
Less pro forma net tangible book value per share after giving effect to the rights offering	$
Dilution in pro forma net tangible book value per share to purchasers	$

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to the record holders of our shares of common stock as of the record date, other than participants in the BioMimetic 401k Plan, non-transferable subscription rights to purchase shares of our common stock. The subscription price is $8.50 per share. The subscription rights will entitle the holders of our common stock to purchase approximately 2,000,000 shares of our common stock for an aggregate purchase price of $17.0 million.

Each eligible holder of record of shares of our common stock will receive one subscription right for each share of common stock owned by such holder as of 5:00 p.m., New York time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase           shares of our common shares common stock, upon delivery of the required documents and payment of the subscription price of $8.50 per share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your oversubscription privilege.

Fractional shares of common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Over-Subscription Privilege

If you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of the shares of our common stock that are not purchased by other stockholders through the exercise of their respective basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock pro rata among each stockholder exercising the over-subscription privilege in proportion to the number of shares of common stock owned by such stockholder on the record date, relative to the number of shares owned on the record date by all stockholders exercising the oversubscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offer. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offer, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of common stock available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you).

We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent a sufficient amount of shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

•	To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

•	To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Delivery of Shares of Common Stock Acquired in the Rights Offering

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate evidencing the new shares purchased as soon as practicable after the completion of the rights offering. One stock certificate will be generated for each rights certificate processed. Until your stock certificate is received, you may not be able to sell the shares of common stock acquired in the rights offering. If, as of the record date, your shares were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offer, you will not receive stock certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

Reasons for the Rights Offering

Prior to approving the rights offering, our board of directors carefully considered the challenging current market conditions and the potential lack of other financing opportunities in the near term, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering. In addition, the board also considered the uncertainty of both the timing for achieving full liquidity for our auction rate securities and the timing for receipt of the $10.0 million milestone payment from Luitpold Pharmaceuticals for EU approval of GEM 21S®. The potential initiation of a North American pivotal clinical trial for Augment Injectable Bone Graft (AIBG), the second product candidate in our pipeline, and additional expenses associated with commercializing Augment Bone Graft, if approved in Canada later this year, were also factors in the board’s decision.

After weighing the factors discussed above and the effect of the $23.0 million in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering and the sale of shares to InterWest which closed on April 7, 2009, our board of directors believes that the rights offering is in the best interests of the Company. As described in the section of this prospectus entitled “Use of Proceeds,” the proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering, will be used for general corporate purposes, including to fund additional product development and potential commercialization activities. Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Standby Commitment

In connection with the rights offering, we have separately entered into a standby purchase agreement with Novo pursuant to which Novo has agreed to acquire from us, at the same subscription price offered to our stockholders in the rights offering, any shares of common stock that are not subscribed for pursuant to the exercise of basic subscription privileges or over-subscription privileges, subject to a maximum total commitment of $15.0 million, including any shares purchased by Novo in the rights offering pursuant to its Basic Subscription Privilege. Any purchases will be made for investment purposes and not with a view toward resale with respect to the shares of common stock acquired in the rights offering. However, we agreed to provide customary registration rights to the standby purchaser in the standby purchase agreement. We and Novo have the right to terminate the standby purchase agreement if the rights offering does not close by June 30, 2009.

The standby purchase is subject to a number of conditions, including approval of the our issuance of shares in the rights offering to Novo as standby purchaser by 66 2/3% of the Company’s voting stock not owned by Novo or its affiliates in compliance with Section 203 of the Delaware General Corporation Law, or the DGCL. In addition, depending on the amount of shares that are issued to Novo in connection with the rights offering, we may need the consent of the holders of a majority of our outstanding shares of common stock to issue the shares to Novo under certain rules of the Nasdaq Stock Market Inc. Separately, we are soliciting the vote of our stockholders. In the absence of stockholder approval, Novo will participate in the rights offering only up to its pro rata amount.

As of April 13, 2009, Novo owned approximately 17.2% of our outstanding common stock. The number of shares that will be purchased by Novo in connection with the rights offering can only be determined upon the completion thereof. If any shares of common stock are not subscribed for and if Novo purchases its maximum total commitment of $15.0 million pursuant to its obligations as set forth in the standby purchase agreement, Novo’s ownership will be approximately 24.0% of our outstanding common stock after the rights offering. If Novo purchases its maximum total commitment of $15.0 million, it will substantially increase its control position in our company.

Effect of Rights Offering on Existing Stockholders

The ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold certificates of shares of our common stock, the number of rights you may exercise pursuant to the basic subscription privilege will be indicated on the rights certificate delivered to you. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “— Subscription Agent,” prior to the expiration of the rights offering.

Subscription by Beneficial Owners

If you are a beneficial owner of our shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee in order to subscribe for shares of our common stock in the rights offering.

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., New York time, June 15, 2009 expiration date we have established for the rights offering.

Payment Method for Registered Holders

As described in the instructions accompanying the rights certificate, payments must be made in full in United States currency, in immediately available funds, by:

•	certified bank check or bank draft payable to American Stock Transfer & Trust Company, as subscription agent, f/b/o BioMimetic Therapeutics, Inc., drawn upon a U.S. bank;

•	postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, as Subscription agent, f/b/o BioMimetic Therapeutics, Inc.; or

•	wire transfer of immediately available funds to account maintained by the subscription agent.

Personal checks are not accepted. Payment received after the expiration of the rights offering may not be honored, and the subscription agent will return your payment to you promptly, without interest or penalty.

You should read and follow the delivery and payment instructions accompanying the rights certificate. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO BIOMIMETIC. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and other subscription documents and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our shares of common stock, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York time, on June 15, 2009, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your rights certificate and subscription payment after that time, regardless of when the rights certificate and subscription payment were sent by you. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering.

Subscription Price

Our board of directors determined the subscription price after considering, among other things, the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital, negotiations with the standby purchaser, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. The subscription price of $8.50 per share is not intended to bear any relationship to the book value of our assets or our past operations, cash flow, losses, financial condition, net worth or any other established criteria used to value securities and may or may not be considered the fair value of the common stock to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price.

We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offer for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Subscription Agent

The subscription agent for this rights offering is American Transfer & Trust Company. The address to which subscription documents, rights certificates, subscription documents, and subscription payments other than wire transfers, should be mailed or delivered is:

If Delivering by Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, New York 10038	By Overnight Courier or By Mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York time, on June 15, 2009. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent. If you deliver subscription materials in a manner different from those described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

We have appointed The Altman Group as information agent for the rights offering. Any questions regarding the BioMimetic Therapeutics, Inc. rights offering or requests for additional copies of documents may be directed to The Altman Group at (866) 796-7176 (toll free) Monday through Friday (except bank holidays), between 10:00 a.m. and 4:00 p.m., New York time.

Fees and Expenses

We will pay all fees charged by the subscription agent and information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Fractional Shares

We will not issue fractional shares. Fractional shares of common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit information and payment for shares. We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of DTC. You may exercise individual or aggregate beneficial owner subscription rights by instructing DTC to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the number of common shares subscribed for under the basic subscription privilege and the over-subscription privilege, if any, and your full subscription payment.

Beneficial Owners

If you do not hold certificates for shares of our common stock you are a beneficial owner of our shares of our common stock. Instead of receiving a rights certificate, you will receive your subscription rights through a broker, dealer, custodian bank or other nominee. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.

You should contact your broker, dealer, custodian bank or other nominee if you do not receive information regarding the rights offering, but believe you are entitled to subscription rights. We are not responsible if you do not receive notice by your broker, dealer, custodian bank or other nominee or if you do not receive notice in time to respond to your nominee by the deadline established by the nominee, which may be prior to 5:00 p.m. New York time, on June 15, 2009.

If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you. If you hold certificates for shares of our common stock and received a rights certificate, but would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transaction for you.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market or on the OTC Bulletin Board. The shares of common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Global Market under the ticker symbol “BMTI.”

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Stockholder Rights

You will have no rights as a holder of our shares of common stock you purchase in the rights offering, if any, until certificates representing our shares of common stock are issued to you or until your account at your record holder is credited with shares of common stock purchased in the rights offering. You will have no right to revoke your subscriptions once made in accordance with the procedures set forth in this prospectus.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at the subscription price.

Material United States Federal Income Tax Consequences

For United States federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. For a more detailed discussion, see “Material United States Federal Income Tax Consequences.”

Listing

We expect that the shares of common stock that we will issue upon exercise of the subscription rights will be listed for trading on the NASDAQ Global Market under the symbol “BMTI” and we intend to apply for listing of the shares of common stock issued in the rights offering.

Outstanding Shares of Common Stock after the Rights Offering

As of April 13, 2009, 19,685,416 of our shares of common stock were issued and outstanding. Assuming no other transactions by us involving our common stock, and no options for our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then a total of 21,685,416 shares of our common stock will be issued and outstanding after the closing of the rights offering. As a result of the rights offering, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of receiving and exercising the subscription rights acquired through the rights offering and owning and disposing of the shares of common stock received upon exercise of the subscription rights. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, regulations promulgated under the Code by the U.S. Treasury Department, or the Treasury, (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service, or the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of United States federal income taxation that may be important to a particular holder in light of its tax circumstances or to holders subject to special tax rules, such as: partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding subscription rights or shares of common stock as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code. This summary does not address the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to you if you are a U.S. holder (as defined below) and receive your subscription rights in the rights offering and you hold your subscription rights or shares of common stock issued to you upon exercise of the subscription rights as capital assets for tax purposes. This summary does not apply to you if you are not a U.S. Holder.

You should consult your own tax advisor concerning the United States federal income tax consequences to you of receiving and exercising the subscription rights and of owning and disposing of the shares of common stock, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in United States federal or other tax laws.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of the subscription rights or shares of common stock that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also will be U.S. Holders.

If an entity or arrangement treated as a partnership for United States federal income tax purposes receives the subscription rights or holds the shares of common stock received upon exercise of the subscription rights, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this summary does not apply to partnerships. A partner of a partnership receiving the subscription rights or holding the shares of common stock received upon exercise of the subscription rights should consult its own tax advisor regarding the United States federal income tax consequences to the partner of receiving, exercising and disposing of subscription rights and acquiring, holding or disposing of the shares of common stock

Taxation of Subscription Rights

Receipt of Subscription Rights.  Your receipt of subscription rights pursuant to the rights offering should be treated as a nontaxable distribution with respect to your existing shares of common stock for United States federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for United States federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

Exercise of Subscription Rights.  Generally, you will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights should begin on the date of exercise.

Not Exercising Subscription Rights.  If you do not exercise your subscription rights, you should not recognize any gain or loss for United States federal income tax purposes and you should re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription right not exercised to the existing shares of common stock.

Taxation of Shares of Common Stock

Distributions.  Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain. We currently do not make any cash distributions on our shares of common stock.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by individual U.S. holders in respect of the shares of common stock in taxable years beginning before January 1, 2011 are generally taxed at a maximum rate of 15%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to holders that are domestic corporations generally will qualify for the dividends-

received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

Dispositions.  If you sell or otherwise dispose of the shares of common stock, you will generally recognize capital gain or loss equal to the difference between the amount you realize and your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

For non-corporate U.S. holders, information reporting requirements, on IRS Form 1099, generally will apply to the payment of dividends on the shares of common stock and the payment of the proceeds from the sale or redemption of shares of common stock.

Additionally, backup withholding will apply to such payments if a non-corporate U.S. holder fails to provide an accurate taxpayer identification number, is notified by the IRS that it has failed to report all dividends required to be shown on its United States federal income tax returns, or in certain circumstances, fails to comply with applicable certification requirements.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

Our common stock began trading on The NASDAQ Global Market on May 15, 2006 under the symbol “BMTI.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the NASDAQ Global Market for the years 2007 and 2008 and for the first three months of 2009.

	Price Range
	High	Low

2009
January	$10.14	$7.20
February	$9.83	$7.45
March	$9.55	$6.91

	Price Range
	High	Low

2008
First Quarter	$18.18	$6.35
Second Quarter	$12.98	$7.71
Third Quarter	$14.09	$8.50
Fourth Quarter	$11.38	$4.69

	Price Range
	High	Low

2007
First Quarter	$18.70	$11.76
Second Quarter	$19.51	$15.51
Third Quarter	$17.04	$12.13
Fourth Quarter	$18.78	$9.70

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, covenants in our debt instruments (if any), and such other factors as our board of directors deems relevant.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our amended and restated certificate of incorporation, amended and restated bylaws and other agreements, copies of which are available from us upon request or may be found in the “Investors” section of our website at www.biomimetics.com under the heading “Corporate Governance.”

General

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the bylaws currently in effect. Copies of these documents have been filed with the SEC.

Our authorized capital stock consists of 37,500,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share, all of which preferred stock are undesignated.

As of April 13, 2009, we had issued and outstanding 19,685,416 shares of common stock, held by 30 stockholders of record.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors or a committee thereof is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the designations, rights, preferences, qualifications and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Options

As of April 13, 2009, options to purchase 2,645,155 shares of our common stock at a weighted average exercise price of $9.23 per share were outstanding.

Registration Rights

As of April 13, 2009, stockholders holding approximately 3,705,385 shares of our common stock, which includes shares issued upon conversion of our redeemable, convertible preferred stock, have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities.

Demand Registration Rights

At any time, our stockholders who previously held redeemable, convertible preferred stock have the right, on up to two occasions, to demand that we register shares of common stock under the Securities Act, subject to certain limitations, including that (1) the aggregate amount of common stock to be sold under the registration statement equal at least 20% of the then outstanding shares subject to these registration rights or (2) the aggregate offering price to the public, less any selling expenses, equal to at least $3,000,000.

Form S-3 Registration Rights

At any time after we become eligible to file a registration statement on Form S-3, our stockholders who previously held redeemable, convertible preferred stock may require us to file a registration statement on Form S-3, provided that the aggregate offering price to the public, less any selling expenses, equal at least $1,000,000. However, we shall not be required to effect more than two registrations on Form S-3 in any 12-month period. All demand registration rights, whether affected on a Form S-3 or any other form, are further subject to the right of the underwriters of an offering to limit the number of shares included in the registration.

“Piggyback” Registration Rights

In addition, certain of our stockholders who previously held redeemable, convertible preferred stock are entitled to piggyback registration rights with respect to the registration under the Securities Act of shares of common stock. In the event we propose to register any shares of common stock under the Securities Act either for our account, or for the account of other security holders, the holders of shares having piggyback registration rights are entitled to receive notice of the registration and to include shares in any such registration, subject to limitations. Piggyback registration rights of our stockholders who previously held redeemable, convertible preferred stock also are subject to the right of the underwriters of an offering to limit the number of shares included in the registration.

Expenses of Registration

All expenses in effecting these registrations, with the exception of underwriting discounts and selling commissions, will be borne by us. However, we will not pay for the expenses of any demand registration if the request is subsequently withdrawn by the holders of a majority of the shares having registration rights, subject to specified exceptions.

Expiration of Registration Rights

The registration rights of our stockholders who previously held redeemable, convertible preferred stock described above will expire, with respect to each holder, on the earlier of (1) the date five years after the closing date of our IPO and (2) following the completion of our IPO, upon the security holder holding less than 1% of the outstanding common stock if the holder is eligible to sell all of its shares subject to these registration rights under Rule 144 of the Securities Act within any 90-day period without volume limitations, or under Rule 144 altogether.

Antitakeover Provisions

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of our existing stockholders. The participation by Novo as a standby purchaser may be viewed as a “business combination.”

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company and its telephone number is (800) 937-5449.

NASDAQ Global Market

Our common stock is listed on the NASDAQ Global Market under the symbol “BMTI.”

PLAN OF DISTRIBUTION

On or about     , 2009, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned shares of common stock on April 21, 2009. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares, to the subscription agent American Stock Transfer & Trust Company, at the following address:

If Delivering by Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, New York 10038	By Overnight Courier or By Mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

See further the section of this prospectus entitled “The Rights Offering.” If you have any questions, you should contact the information agent, The Altman Group, at (866) 796-7176.

The standby purchase is subject to conditions. See “Questions and Answers Relating to the Rights Offering — Are there any conditions to the standby commitment?”

We do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common stock underlying the rights.

The standby purchaser is not a broker-dealer. Any purchase of shares of our common stock by the standby purchaser will be made for investment purposes only and with no present intention of distributing any of such shares. The standby purchaser does not have any arrangement or understanding with any other persons regarding the distribution of such shares. No fees or commission are payable to the standby purchaser in connection with the standby purchase and the standby purchaser is not receiving any discount to the purchase price of the shares.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.

Our SEC filings, including the registration statement and exhibits, are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for information on the operating rules and procedures for the public reference room.

We maintain an Internet site at www.biomimetics.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at http://www.sec.gov. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

We have appointed The Altman Group as information agent for the rights offering. Any questions regarding the BioMimetic Therapeutics, Inc. rights offering or requests for additional copies of documents may be directed to The Altman Group at (866) 796-7176 (toll free) Monday through Friday (except bank holidays), between 10:00 a.m. and 4:00 p.m., New York time.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.” The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2009; February 13, 2009; March 17, 2009; March 23, 2009; and April 7, 2009; and

•	the description of our common stock included in our Form 8-A filed with the SEC on April 26, 2006.

Copies of these filings are available at no cost on our website, www.biomimetics.com. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Larry Bullock, CFO
BioMimetic Therapeutics, Inc.
389-A Nichol Mill Lane, Franklin, Tennessee 37067
(615) 844-1280

You should rely only on the information in our prospectus, any prospectus supplement, any applicable free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offering is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement, any applicable free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Morrison & Foerster LLP, New York, New York.

EXPERTS

The consolidated financial statements of BioMimetic Therapeutics, Inc. appearing in BioMimetic Therapeutics, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of BioMimetic Therapeutics, Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the offering of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the Registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$948.60
Legal fees and expenses*	$180,000.00
Printing fees and expenses*	$25,000.00
Accounting fees and expenses*	$15,000.00
Miscellaneous fees and expenses*	$27,000.00

Total	$247,948.60

*	Estimated

Item 15.	Indemnification of Directors and Officers.

General Corporation Law

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102 of the General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Certificate of Incorporation and Bylaws

Under our certificate of incorporation, and in accordance with Section 145 of the General Corporation Law, we will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a “derivative” action by or in the right of our company) by reason of the fact that such person is or was a director of our company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such action was unlawful.

Our certificate of incorporation provides that we will pay for the expenses incurred by an indemnified director in defending the proceedings specified above in advance of their final disposition, provided that such person agrees to reimburse us if it is ultimately determined that such person is not entitled to indemnification. Our certificate of incorporation also provides that we may, in our sole discretion, indemnify any person who is or was one of our employees and agents or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the same degree as the foregoing indemnification of directors and officers. In addition, we may purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person’s status as such whether or not we would have the power or obligation to indemnify such person against such liability under the provisions of the General Corporation Law.

In addition, we have entered into indemnification agreements with certain of our officers, directors and key employees.

Liability Insurance

Our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us with coverage up to $5.0 million, insuring such persons against various liabilities.

Item 16.	List of Exhibits.

Exhibit

Exhibit
Number	Description

3.1	Amended and Restated Certificate of Incorporation (Incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 2006).
3.2	Second Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.2 filed with the Registrant’s Annual Report on Form 10-K filed on March 12, 2008).
4.1	Specimen certificate of the Registrant’s common stock (Incorporated herein by reference to Exhibit 4.1 filed with the Registrant’s Annual Report on Form 10-K filed on March 12, 2008).
4.2	Form of Subscription Rights Certificate.*
4.3	Form of Subscription Agent Agreement, dated as of , 2009, by and between BioMimetic Therapeutics, Inc. and American Stock Transfer & Trust Company.*
5.1	Opinion of Morrison & Foerster LLP as to the validity of the securities registered hereunder.
10.1	Standby Purchase Agreement, dated as of April 4, 2009, by and between Novo A/S (Incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on April 7, 2009).
23.1	Consent of Ernst & Young LLP.

Exhibit
Number	Description

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included as part of signature pages).
99.1	Form of Instructions for Use of BioMimetic Therapeutics, Inc. Subscription Rights Certificates.
99.2	Form of Letter to Stockholders who are Record Holders.
99.3	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.
99.4	Form of Letter to Clients of Nominee Holders.

*	To be filed by amendment.

Item 17.	Undertakings.

(a) BioMimetic Therapeutics, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.

By:	/s/ Samuel E. Lynch
Samuel E. Lynch, D.M.D., D.M.Sc.
President and Chief Executive Officer

Dated: April 15, 2009

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Samuel E. Lynch and Larry Bullock, and each one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signatures	Capacity	Date

/s/ Samuel E. Lynch Samuel E. Lynch, D.M.D., D.M.Sc.	President and Chief Executive Officer (Principal Executive Officer)	April 15, 2009

/s/ Larry Bullock Larry Bullock	Chief Financial Officer (Principal Financial and Accounting Officer)	April 15, 2009

/s/ Larry W. Papasan Larry W. Papasan	Chairman of the Board of Directors	April 15, 2009

/s/ Chris Ehrlich Chris Ehrlich	Director	April 15, 2009

/s/ Charles Federico Charles Federico	Director	April 15, 2009

/s/ Gary E. Friedlaender, M.D. Gary E. Friedlaender, M.D.	Director	April 15, 2009

Signatures	Capacity	Date

/s/ James G. Murphy James G. Murphy	Director	April 15, 2009

/s/ Douglas Watson Douglas Watson	Director	April 15, 2009

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amended and Restated Certificate of Incorporation (Incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 2006).
3.2	Second Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.2 filed with the Registrant’s Annual Report on Form 10-K filed on March 12, 2008).
4.1	Specimen certificate of the Registrant’s common stock (Incorporated herein by reference to Exhibit 4.1 filed with the Registrant’s Annual Report on Form 10-K filed on March 12, 2008).
4.2	Form of Subscription Rights Certificate.*
4.3	Form of Subscription Agent Agreement, dated as of , 2009, by and between BioMimetic Therapeutics, Inc. and American Stock Transfer & Trust Company.*
5.1	Opinion of Morrison & Foerster LLP as to the validity of the securities registered hereunder.
10.1	Standby Purchase Agreement, dated as of April 4, 2009, by and between Novo A/S (Incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on April 7, 2009).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included as part of signature pages).
99.1	Form of Instructions for Use of BioMimetic Therapeutics, Inc. Subscription Rights Certificates.
99.2	Form of Letter to Stockholders who are Record Holders.
99.3	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.
99.4	Form of Letter to Clients of Nominee Holders.

*	To be filed by amendment.